EXHIBIT 10.28

AGREEMENT

Made and entered into This 5th  Day of March, 2010

By and Between

THE BERKSHIRE GAS COMPANY

(Hereinafter called the "Company")

and the

UNITED STEELWORKERS,
AFL - CIO - CLC

in behalf of its

LOCAL UNION NO. 12325

(Hereinafter called the "Union")

TABLE OF CONTENTS

AGREEMENT	6

WITNESSETH	6

ARTICLE I	6

Recognition	6
Bargaining Unit	6
Probationary and Regular Employees	7

ARTICLE II	7

Term of Agreement	7

ARTICLE III	7

Regular Hourly Rates and Payroll Period	7
Maintenance of Rates During Agreement	7
Payroll Period	7
Overtime Pay	8
Premium Pay for Shift Work	8
Customer Service Department Standby	8
Distribution Department Standby	10
Relief from Service and Distribution Standby Assignments	12
Call-in Pay	12
Holiday Pay	13
Pay for Time Worked on a Holiday	13
Pay While in Higher-Rated Position	14
Pay While in Lower-Rated Position	14
Two or More Concurrent Overtime Rates	14
Rest Period After Certain Hours of Work	14

ARTICLE IV	15

Working Schedule	15
Establishment of Shifts	15
Mileage and travel Time on Change in Reporting Location	16
Employee’s Notice of Absence	16
Reassignment of Street Crew During Inclement Weather	16
Distribution Overtime Work	17
Temporarily Assigned Employees	17

ARTICLE V	18

Vacation Allowance	18
Scheduling of Vacations	18
Rate of Vacation Pay	21
Vacation Pay – Terminating Employee	21

ARTICLE VI	21

Sick Pay	21
Partial Pay for Injuries in Course of Employment	22
Exclusions	22
Maternity Leave	22
Long Term Disability	22

ARTICLE VII	22

Promotions and Layoffs	22
Temporary Employees	24
Termination or Interruption of Service	25
Seniority	25
Application of Article	25
Seniority List	25

ARTICLE VIII	25

Grievance Procedure Between Company and Union	25
Arbitration	26
Conditions Precedent to Litigation	26

ARTICLE IX	26

Company Management	26

ARTICLE X	27

Strikes, Stoppages and Lockouts	27

ARTICLE XI	27

Notice in Case of Suspension or Discharge	27
Discharge Employee’s Right of Hearing	27

ARTICLE XII	27

Performance by Union Members	27

ARTICLE XIII	28

Partial Pay for Jury Service	28
Paid Time for Deaths in Family	28
Absence for Union Business	28
Pay for Annual Reserve Training	29
Personal Days	29

ARTICLE XIV	29

Check Off	29

ARTICLE XV	29

Plant Safety Committee	29
Gloves, Boots, Etc	30
Joint Committee	30

ARTICLE XVI	30

Bulletin Board	30

ARTICLE XVII	31

Pension Plan and Retiree Benefits	31

ARTICLE XVIII	32

Meter Work	32
Restriction of Supervisors	32
Service Progression	32

ARTICLE XIX	33

Group Insurance and Health Care Cost Containment	33

ARTICLE XX	34

Termination of Side Agreemetns	34

ARTICLE XXI	34

Gender	34

ARTICLE XXII	35

Conformation to Laws, Regulations and Orders	35

ARTICLE XXIII	35

Job Security, Training and Severance Pay	35

ARTICLE XXIV	36

Outside Contractors	36

ARTICLE XXV	37

401(K) Plan	37

ARTICLE XXVI	37

Flexible Spending Account	37

ARTICLE XXVII	38

Successors and Assigns	38

SCHEDULE “A”	39

SCHEDULE “B”	43

SIDE AGREEMENTS	44

Use of Personal Vehicles on Company Business	44
Uniforms	44
On-Call Serviceman Covering Saturday Night	44
Reimbursement of Expenses	44
Call-In Pay	44
Summer Help Assignments	44
Notification to New Employees of Shift Assignments	45
Facilitation/Partnership Program	45

APPENDIX A	46

Combining Production & Distribution Employees	46

APPENDIX B	48

SERVICE A	48

APPENDIX C	50

Customer Information Services Progression	50

EXHIBIT A	54

Letter of Understanding	54

EXHIBIT B	55

Letter of Understanding	55

EXHIBIT C	57

Vacation Scheduling – 30 Year Employees	57

EXHIBIT D	58

Letter of Understanding	57

EXHIBIT E	57

Letter of Understanding	57

AGREEMENT

AGREEMENT made and entered into on the 5th day of March, 2010 by and between THE BERKSHIRE GAS COMPANY, (hereinafter called the "Company"), a corporation duly organized under the laws of the Commonwealth of Massachusetts, and having principal offices in Pittsfield, in the County of Berkshire in said Commonwealth, and UNITED STEELWORKERS, AFL-CIO-CLC, in behalf of its Local Union No. 12325-1, (hereinafter called the "Union").

WITNESSETH

WHEREAS, the parties hereto have reached an agreement as a result of collective bargaining for the purpose of facilitating the peaceful adjustment of differences, if any, that may arise from time to time, and to promote harmony and efficiency.

NOW THEREFORE, the parties hereto contract and agree as follows:

ARTICLE I

Recognition

SECTION 1.  The Company agrees and does hereby recognize the Union as the exclusive representative of all employees to whom this contract applies for the purpose of bargaining in respect to rates of pay, wages, hours of employment, or other condition of employment.

Bargaining Unit

SECTION 2.  The provisions of this Agreement shall apply to all employees who are employed by the Company in the job classifications listed in Schedule "A" annexed to this Agreement, except for temporary employees.  Temporary employees may be covered by specific provisions of this Agreement where specifically indicated by the parties.

SECTION 3.  (a)   It shall be a condition of employment that all employees of the Employer covered by this Agreement, who are members of the Union in good standing on the effective or execution date of this Agreement, shall remain in good standing.

(b)   It also shall be a condition of employment that temporary employees and all employees covered by this Agreement, hired on or after its effective or execution date, whichever is later, shall on the 31st calendar day following the beginning of such employment become and remain members in good standing in the Union.  This provision (Article I, Section 3(b)) shall apply to temporary employees.

(c)   Good standing for the purpose of this Agreement shall be interpreted to mean the payment or tender of Union initiation fee and monthly dues uniformly required as a condition of acquiring or retaining membership in the Union.

Probationary and Regular Employees

SECTION 4.  A regular employee is one who has successfully completed his probationary period of employment and who has been accepted by the Company as a regular employee.  New employees shall be considered probationary employees for the first ninety (90) calendar days' period of their employment, during which time they acquire no seniority and the Union agrees it will not process a discharge grievance for a probationary employee who is discharged during his probationary period, and the Company during the probationary period, shall have the exclusive right to discharge such employee with or without cause.  At the end of the probationary period, such persons shall be placed on the seniority list as of the date of last hiring.

ARTICLE II

Term of Agreement

SECTION 1.  This Agreement shall be effective from March 5, 2010 and shall continue in full force and effect until March 31, 2014.  Either party may terminate the Agreement by giving notice in writing to the other party at least sixty (60) calendar days prior to the expiration date of the Agreement.  Whenever notice to terminate this Agreement as herein above provided is given, the parties agree that at least thirty (30) calendar days prior to the expiration date, joint conferences shall be held for the purpose of negotiating another agreement.

ARTICLE III

Regular Hourly Rates and Payroll Period

SECTION 1.  The Company agrees to pay the regular hourly rates as shown in Schedule "A" entitled "Job Classifications and Regular Hourly Rates Established Pursuant to this Collective Bargaining Agreement" attached hereto and made a part hereof.

Maintenance of Rates During Agreement

SECTION 2.  (a)  The Company agrees to maintain the regular hourly rates as above provided for each employee or position in effect during the term of this Agreement, subject to any changes mutually agreed upon.

(b)  Should a new job be established or should the job content of an existing job classification be substantially changed, the Company will set the regular hourly rate and notify the Union in writing.  If the Union does not object in writing within twenty-one (21) calendar days after receipt of the Company's notice, the rate shall be considered approved.  Should the Union object within the 21-day period, the matter will be processed as a grievance subject to arbitration.  If it is determined that the rate is incorrect, it shall be adjusted retroactively to the date when the rate first became effective.

Payroll Period

SECTION 3.  Employees shall be paid on a bi-weekly basis.

Overtime Pay

SECTION 4.  (a) Excluding holidays, work done by an employee before or after his regular working hours on his regular working days and work done on a Saturday which is not part of the employee’s work schedule shall be paid for at the rate of one and one-half times his regular rate.

(b)           If an employee shall have worked less than forty (40) hours in any one week, because of unpaid time off with Company permission, the Company may permit such employee to make up the difference between his time actually worked and forty (40) hours by working that amount of time on Saturday, during lunch, or before or after his regular hours that week at his regular hourly rate.  If an availability list is posted for Saturday work and an employee signs the list, the employee shall be considered to have volunteered for work within the meaning of this Section.  Employees who have personal time off during the week and who volunteer to make up the time at straight time rates on Saturday, shall not be given preference for such work over other employees on the availability list, but they will be considered for such work in the same order as if they were eligible to work it on an overtime basis.

(c)           Any work done by an employee on the seventh (7th) consecutive day of work in any payroll work week, or on a Sunday, shall be paid for at the rate of twice his regular hourly rate.

(d)           If work scheduled on days other than a regularly scheduled workday cannot be performed for unforeseeable conditions, an employee reporting for such work may be assigned other work but in no case will the employee be credited with less than four (4) hours overtime.

Premium Pay for Shift Work

SECTION 5.  The Company further agrees that it will pay, in addition to the regular hourly rates as above provided, the following shift premiums:

(a)           One Dollar and  Fifteen cents ($l.15) per hour for regularly scheduled work performed on the second shift.

(b)           One Dollar and  Fifteen cents ($l.15) per hour for regularly scheduled work performed on the third shift.

(c)            Employees assigned to work on the second or the third shift who work overtime will have shift differential included in the calculation of their overtime pay.

(d)           Shift premiums shall not apply to wages paid for sickness and accident.

Customer Service Department Standby

SECTION 6.  (a)  Assignment:

The following sets forth the procedure which the Company shall follow in the scheduling of the Service Department Standby Crew when the Company determines that employees are to be assigned to standby coverage:

(1)           All service personnel approved by the Company as qualified for standby, will be assigned on  a rotating basis.

(2)           Any employee so assigned to standby crew coverage may be relieved of such assignment if such employee can obtain another employee on the standby crew to cover his assignment.  Once any such change has been agreed upon and has been made on the standby calendar, it shall be deemed to be final.

(3)
If an employee on the Service Department standby crew is unable to cover his assignment due to short-term illness/injury, or other valid reason, the Company shall first attempt to find another employee on the standby crew to cover the assignment on a voluntary basis.  If no employee is willing to cover said assignment on a voluntary basis, the Company shall assign the junior available employee on the standby crew to cover the assignment.  In seeking volunteers to cover the standby crew assignment referred to under this paragraph the Company shall utilize the overtime list, which shall be updated weekly and posted weekly by the Company.

All scheduled vacation or long-term illness/injury (over two (2) weeks) shall be distributed equally among on call personnel.  To cover these situations, an original calendar shall be maintained and employees shall be “scheduled in” on a continuous rotating basis originating with the junior qualified man.  All holidays shall be distributed equally throughout the Department and the Company will make every attempt to minimize employees receiving the same holiday in consecutive years.

All calendar changes shall be made as soon as notice is given to the Service Supervisor and Dispatch outlining a long-term injury/illness or vacated position.

On call begins after shift workers finish their shift.

If the number of qualified on call personnel who are available for standby coverage drops below four (4) in Pittsfield, North Adams or Greenfield the remaining qualified on call personnel will cover the assignments using the original standby calendar for that area and department.  The assignments for such coverage will be made in accordance with the above procedure.    Whenever the number of qualified on call personnel has dropped below four (4), the remaining qualified on call personnel who cover the assignments on the original standby calendar  will be paid thereafter the following additional per diems under Section b “Schedule and Compensation” below:

Number of qualified personnel		Amount of the per
in the rotation:	:	diem paid

3 or less		Three (3) times the amount in the Schedule & Compensation for the vacated assignment.

(4)           The Company shall determine the area, or areas, if any, to be covered by each standby man.

(b) Schedule & Compensation:

(1)           Weeknights (Monday to Friday – end of shift to 7:30 A.M.) $25/night.
(2)           Saturday – End of shift to 7:30 A.M. - $35/day.
(3)           Sunday - 7:30 A.M. to 7:30 A.M.   - $40/day.
(4)           Holidays (Article III, Section 12(a) - 7:30 A.M. to 7:30 A.M.)$55/day.
(5)	Employees on standby who are called in for work shall also be paid as follows:

If on a Monday through Saturday or on a holiday, an employee is called out for work which is outside of and not continuous with his regularly scheduled hours of work, he shall be paid a minimum of three (3) hours pay at time and one-half.  If the work extends beyond the three (3) hour minimum, he will be paid for all hours worked at time and one-half.  On Sunday, he will be paid a minimum of three (3) hours pay at time and one-half or double time for all hours worked, whichever is greater.

A callout begins when the employee is dispatched and terminates 15 minutes after the employee codes off when leaving his or her last assigned job.  Callout(s) after the 15 minute period will be considered a separate callout.

(c)           Vehicle for Standby:

The Company will provide a vehicle for the employee assigned to standby for the time he is on standby.  The employee will then return the vehicle to the Company when not on standby.  Company vehicles provided to employees assigned to standby will not normally be used to transport private persons or for purposes which are unrelated to the Company's business.  However, there are times when for good cause shown, the Company may give an employee on standby permission to use the Company's vehicle for such purposes.  In all such cases, the employee shall be required to request and obtain in advance from the Company's Dispatcher, permission to use the Company's vehicle for the employee's personal, non-business related purpose.

Distribution Department Standby

SECTION 7. (a) Assignment:

The following sets forth the procedure which the Company shall follow in the scheduling of the Distribution Department Standby Crew when the Company determines that employees are to be assigned to standby coverage.

(1)           All Distribution personnel, approved by the Company as qualified for standby, will be assigned on a rotating basis.

(2)           The Company will determine the area or areas, if any, to be covered by each standby man.  For the term of the contract there will be one (1) person in each area; Pittsfield, North Adams, Greenfield.

(3)
If an employee on the Distribution Department standby crew is unable to cover his assignment due to short-term illness/injury, or other valid reason, the Company shall first attempt to find another employee on the standby crew to cover the assignment on a voluntary basis.  If no employee is willing to cover said assignment on a voluntary basis, the Company shall assign the junior available employee on the standby crew to cover the assignment.  In seeking volunteers to cover the standby crew assignment referred to under this paragraph the Company shall utilize the overtime list.

All scheduled vacation or long-term illness/injury (over two (2) weeks) shall be distributed equally among on call personnel.  To cover these situations, an original calendar shall be maintained and employees shall be “scheduled in” on a continuous rotating basis originating with the junior qualified man.  All holidays shall be distributed equally throughout the Department and the Company will make every attempt to minimize employees receiving the same holiday in consecutive years.

All calendar changes shall be made as soon as notice is given to the Distribution Supervisor and Dispatch outlining a long-term injury/illness or vacated position.

On call begins after shift workers finish their shift.

If the number of qualified on call personnel who are available for standby coverage drops below four (4) in Pittsfield, North Adams or Greenfield the remaining qualified on call personnel will cover the assignments using the original standby calendar for that area and department.  The assignments for such coverage will be made in accordance with the above procedure.    Whenever the number of qualified on call personnel has dropped below four (4), the remaining qualified on call personnel who cover the assignments on the original standby calendar  will be paid thereafter the following additional per diems under Section b “Schedule and Compensation” below:

Number of qualified personnel		Amount of the per
in the rotation:	:	diem paid

3 or less		Three (3) times the amount in the Schedule & Compensation for the vacated assignment.

(b)  Schedule & Compensation:

(1)           Weeknights (Monday to Friday end of shift to 7:00 A.M.) - $25/night.
(2)           Saturday – end of shift to 7:00 A.M. - $35/day.
(3)           Sunday - 7:00 A.M. to 7:00 A.M. - $40/day.
(4)	Holidays (ARTICLE III, Section 12(a) - 7:00 A.M. to 7:00 A.M.)$55/day.
(5)           Employees on standby who are called in for work shall also be paid as follows:

If on a Monday through Friday or on a holiday, an employee is called in for work which is outside of and not continuous with his regularly scheduled hours of work, he shall be paid a minimum of three (3) hours pay at time and one-half. If on a Saturday, an employee is called in for work which is outside of and not continuous with his regularly scheduled hours of work, he shall be paid a minimum of three (3) hours pay at time and one-half.  If the work extends beyond the three (3) hour minimum, he will be paid for all hours worked at time and one-half. On Sunday, he will be paid a minimum of three (3) hours pay at time and one-half or double time for all hours worked, whichever is greater.

A callout begins when the employee is dispatched and terminates 15 minutes after the employee codes off when leaving his or her last assigned job.  Callout(s) after the 15 minute period will be considered a separate callout.

(c)	Vehicle for Standby:

The Company will provide a vehicle for the employee assigned to standby for the time he is on standby.  The employee will return the vehicle to the Company when not on standby.  Company vehicles provided to employees assigned to standby will not normally be used to transport private persons or for purposes which are unrelated to the Company's business.  However, there are times when for good cause shown, the Company may give an employee on standby permission to use the Company's vehicle for such purposes.  In all such cases, the employee shall be required to request and obtain in advance from the Company's Dispatcher, permission to use the Company's vehicle for the employee's personal, non-business related purpose.

Relief from Service and Distribution Standby Assignments

SECTION 8.  Servicemen over fifty-five (55) years of age, who have twenty (20) or more years of service or those over sixty (60) years of age, who have fifteen (15) or more years of service, and who so request, will be relieved of assignment to on-call and shift schedules where there are a sufficient number of employees available in each district (minimum six [6]) to provide for service requirements.  The above will not apply to emergency situations.

Distribution Department employees over fifty-five (55) years of age who have twenty (20) or more years of service or those over sixty (60) years of age, who have fifteen (15) years of service,  and who so request, will be relieved of assignment to standby schedules where there are a sufficient number of employees available in each district (minimum six [6]) to provide for distribution requirements.  The above will not apply to emergency situations.

Employees must notify the Company in writing prior to the beginning of the calendar year if they wish to be relieved from on-call or standby during that calendar year.

Call-in Pay

SECTION 9.  If on Monday through Saturday or on a holiday, an employee is called in for work which is outside of and not continuous with his regularly scheduled hours of work, he shall be paid a minimum of four (4) hours pay at time and one-half.  If the work extends beyond four (4) hours he will be paid for all hours worked at time and one-half.  On Sunday, he will be paid a minimum of four (4) hours pay at time and one-half or double time for all hours worked, whichever is greater.

Holiday Pay

SECTION 10 (a).  Except as provided below, all employees shall receive eight (8) hours pay at their regular hourly rate for each of the following Holidays, regardless of what day of the week it occurs:

New Year's Day
President's Day
Patriots' Day
Memorial Day
Fourth of July
Labor Day
Columbus Day
Veterans' Day
Thanksgiving Day
Day after Thanksgiving Day
Christmas Day
Employee's Birthday

Should there be a conflict between the laws of the Federal Government and the Commonwealth of Massachusetts for observance of any of the holidays set forth in this Section, any such holiday shall be observed in accordance with the laws of the Commonwealth.

Shift premiums will be included in holiday pay when an employee works a second or third shift during a work week in which a paid holiday occurs.

             (b)           If any of the holidays listed above shall occur during the regular work week of any employee and such employee does not work on such holiday, he shall nevertheless be deemed to have worked eight (8) hours on such holiday in computing his forty (40) hour basic week for overtime purposes.

(c)           No holiday pay shall be paid to any employee of the Company who is absent on sick leave on the work day before or on the work day after the holiday, except in those cases where the employee is sick for five (5) or more consecutive work days or where the employee’s absence for the day is supported by a doctor’s note

(d)           An employee who wishes to take his or her birthday holiday on a day other than the day on which the employee’s birthday falls, may request the alternate day off which the employee desires, two (2) weeks in advance of the employee’s birthday.  The granting of the employee’s request shall be subject to the Company’s operating conditions and the alternate date, if approved, shall be within five (5) work days before or after the employee’s actual birthday.

Pay for Time Worked on a Holiday

SECTION 11.  Employees who work on any holiday listed in Section 10 (a) of this Article shall be paid time and one-half plus holiday pay for the first eight (8) hours worked and double time and one-half for all hours worked on the holiday which are in excess of eight (8).

If an employee is temporarily transferred to a higher-rated position, he shall receive the rate of the higher position for a holiday falling during his temporary transfer.

Pay While in Higher-Rated Position

SECTION 12.  Employees, permanently or temporarily, assigned to higher-rated position, will receive the higher rate of pay while on such positions.  However, this shall not apply where men are being taught the duties of a new position, provided the time for breaking a man in to a new position does not exceed twenty-five (25) work days, and provided the employee complies with all of the requirements, including the securing of any licenses, etc., required by the work on the particular job.

Pay While in Lower-Rated Position

SECTION 13.  Employees temporarily employed in lower wage rate positions shall be paid their regular hourly rates.  In case of a permanent transfer, the employees so transferred shall take the rate of the job.

Two or More Concurrent Overtime Rates

SECTION 14.  Where particular work falls within two (2) or more overtime classifications, only the higher single overtime rate shall be paid. In the event an employee is called in to work on an overtime basis, the employee’s overtime rate will not be reduced from the overtime rate at the start of the call in, for all continuous hours worked on the call in.  For example, an employee called in to work on a Sunday on double time will continue to receive double time for all continuous hours worked on the call in even if the call in continues into Monday for which the contractual overtime rate is time and one half.  Nothing set forth herein shall preclude an employee’s overtime rate from increasing where hours worked on a call in are compensated at a higher overtime rate than the rate at the start of the call in, in accordance with the provisions of the Agreement.

Rest Period After Certain Hours of Work

SECTION 15.  When an employee on any shift is required to actually perform work for a minimum of four (4) hours within the eight (8) hour period prior to the employee's normal starting time, he shall be entitled to a paid rest period at his regular hourly rate.  Such rest period will be equal to one-half hour for full hour worked during the eight (8) hour period prior to his normal starting time, and said rest period shall commence at the starting time.  When an employee on any shift is required to actually perform work for a minimum of six (6) hours within the eight (8) hour period prior to the employee's normal starting time, he shall be entitled to a paid rest period at his regular hourly rate on the basis of one (1) hour for each full hour worked during the eight (8) hour period prior to the employee's normal starting time. The provisions of this paragraph shall not apply on Saturdays, Sundays, Holidays or any other day on which the employee is not scheduled to work.  Employees will be entitled to eight (8) hours of rest time after working 16 hours in a 24-hour period, which shall commence when the employee is released from work.  Employees will be paid for rest time that runs into their normal work schedule.  If work is received during the timeframe an on call employee is taking rest time, the following procedure shall be followed:

1)	Work will be rescheduled, if possible.
2)	Work will be distributed to other qualified employees including Supervisors.
3)	If work is emergency (i.e. gas leak) in nature and no other options exist, the employee on rest time will be assigned the work.

ARTICLE IV

Working Schedule

SECTION l.  The regular work week shall consist of forty (40) hours scheduled at eight (8) hours per day.  The regular work weeks shall be scheduled as follows:

Monday through Friday:
Tuesday through Saturday

The hours of work shall be continuous, except those operations where time is usually taken off for a meal.  Such meal period to be not less than thirty (30) minutes, nor more than one (1) hour.  The time for beginning the meal period shall be within five (5) hours of starting time.  In the event that an employee is assigned by the Company to work a straight eight (8) hour workday, the employee shall receive a thirty (30) minute meal period without any deduction in pay, but the employee shall not be entitled to any other break periods during the eight (8) hour workday.

Establishment of Shifts
SECTION 2.

a)           The Company may establish, maintain during such period or periods as it deems advisable, and discontinue shifts in any department or departments.  In the event that the Company establishes shifts to be worked by employees in the bargaining unit, qualified employees in the classifications subject to the shifts shall be given their choice of the shifts to be worked in order of their seniority.  In the event that an insufficient number of employees volunteer to work shifts which have been established by the Company, if there are temporary employees working in the department who are qualified to cover the shifts, they will be assigned to them, and if there are an insufficient number of temporary employees to cover the shifts,  junior qualified employees shall be assigned to them by the Company.  If such shifts are established, the Company will pay a shift differential of one dollar and fifteen cents ($1.15) for all employees assigned to the afternoon shift and to the night shift.

b)	“Day,” “afternoon,” and “night” shifts shall be defined as follows:

(1)	“Day” shifts shall include all shifts scheduled to start between 6:00 A.M. and 10:00 A.M.
(2)	“Afternoon” shifts shall include all shifts scheduled to start between 12:00 P.M. (noon) and 3:00 P.M.
(3)	“Night” shifts shall include all shifts scheduled to start between 5:00 P.M. and 7:00 P.M.

c)           If an employee is not entitled to shift differential during his regularly scheduled hours, he will not receive a shift differential during overtime hours.

d)           In the event that the Company decides to establish a new shift or change a current shift, it will notify the Union at least thirty (30) days in advance of the implementation of the shift and if the Union requests, the Company will discuss with Union representatives the shift hours to be implemented.

 e)          Employees assigned to work a straight eight (8) hour working shift, other than Monday through Friday day shifts, shall receive a thirty (30) minute meal period without any deduction in pay, but the employee shall not be entitled to any other break periods during the eight (8) hour workday.

           Mileage and Travel Time on Change in Reporting Location

SECTION 3.  The Company’s service territory shall be divided into two territorial areas:

- Berkshire County (Western Division)
- Greenfield (Eastern Division)

Employees may be assigned to report to any location at the beginning of the workday which is within the territorial area to which the employee is regularly assigned and any employee so assigned with either twenty-four (24) hours notice or by the end of the employee’s last scheduled workday before the change will not be paid mileage or travel time.  If an employee is temporarily assigned to report to any location at the beginning of the workday which is in the territorial area other than the one to which the employee is regularly assigned, the employee will be paid mileage and travel time.  The Company will exercise its reassignment rights in good faith.

Employee's Notice of Absence

SECTION 4.  Any employee who expects to be absent from work for any cause must notify  Dispatch as soon as possible, but in no case less than one (1) hour, where reasonably possible, before his regular time for starting work, stating the cause of absence and when he expects to be able to return to work.  Any employee who fails to comply with the foregoing provisions shall not be entitled to any pay for the day on which the absence occurs which he otherwise would be entitled to under any of the provisions of this Agreement, nor for any subsequent day on which he is absent unless and until he shall have given notice thereof in accordance with the foregoing provisions.  Notice once given shall apply for as many days as the employee giving the notice shall designate at the time of giving such notice.  Nothing contained in this Section shall be construed to require the Company to pay an employee for any time not worked which is not specifically provided for under the terms of this Agreement.  When an employee is returning to work after being absent, he will notify the Company as far in advance as possible of the date of his return to work, but in no case shall such notice be less than one (1) hour prior to the start of the employee's regular schedule on the date of his return.

Reassignment of Street Crew During Inclement Weather

SECTION 5.  During any period of time when weather conditions shall prevent employees of the Street Department from performing their regular duties, the Company may assign them to other duties, but without loss or reduction of pay by reason of such weather conditions.  When under such conditions employees are scheduled for work on a Saturday they will be guaranteed at least four (4) hours' work at the applicable rates.

Distribution of Overtime Work

SECTION 6.  Emergency and overtime work shall be distributed fairly among the eligible employees so far as is practicable.  Overtime work is to be given to the regular employee on the job, if available.  If the regular employee is not available the overtime work is to be given to another qualified employee in the same department, before calling an employee from another department.  In the event that the Company assigns the wrong employee from the overtime list to work, the Company's error shall be remedied in the following manner:

In any calendar quarter, the first such error in a department shall be made up by the future assignment of overtime work to the employee by-passed on the overtime list.  For any subsequent errors in overtime assignments in a calendar quarter in a department, the by-passed employee shall be paid for the hours of overtime the employee missed due to the error.

Temporarily Assigned Employees

SECTION 7.  Employees that are temporarily transferred to another department shall continue to maintain their primary department designation for all aspects of determining seniority in their primary department, overtime and on call status.

An employee, currently pulling call in their primarily assigned department, and temporarily assigned to another department, will maintain their primary departments on-call status while working in the temporarily assigned department.

An employee temporarily assigned to another department may receive overtime in the temporarily assigned department on an “as-available” basis. Therefore if an employee is “on-call” for their primary department, they will be unavailable to perform overtime work in the temporarily assigned department.

Assigned department seniority will be utilized in identifying department working schedules and shift work as it relates to transferred employees.  Transferred employees will work the same hours as those worked in their primary department, if such hours are normal working hours or shift hours worked by the department being transferred to (i.e. employee works M-F in distribution (primary department) will work M-F in transferred department).

Should the hours of the employee’s primary department not be available in the transferred department, the employee must work the normal hours of the transferred department (i.e. the employee works Tu-Sat in primary department, but Tu-Sat are not normal work hours in the transferred department).

Should the transferred employee’s work hours impact the employees work schedule(s) of either affected department, seniority will determine work schedules and/or shifts.

An employee temporarily assigned to another department will continue to perform certain responsibilities (i.e. on-call, emergency response) associated with their primary department.

Employees assigned to work in another department and who work overtime in that department will have the overtime credited to the area they are primarily assigned to.

The assignment of scheduled overtime work (within an employee’s primary department and division) will be based on low overtime and qualifications.  Employees who are assigned to work in another department will be placed at the bottom of that department’s overtime list.

In the event that the Company exercises its right to make a temporary transfer of an employee from one job classification to another during the term of the contract due to operational reasons, if, at the end of thirty (30) work days the employee transferred is desirous of returning to his regular classification, the Company will allow the employee to do so and replace the employee by the temporary transfer of another employee, so long as the substitution of the employee will not cause the Company operational inefficiencies as determined by the Company. The replacement of an employee on temporary transfer to another job classification for operational reasons will be considered under the foregoing procedure every thirty (30) work days.

ARTICLE V

Vacation Allowance

SECTION 1.  Employees of the Company will be allowed vacation computed as follows:

(a)           Any employee who has been continuously employed for six (6) months in any calendar year shall receive three (3) days' vacation with pay.

(b)           Any employee who has been continuously employed for more than one (1) year, but less than five (5) years in any calendar year shall receive two (2) weeks' vacation with pay.

(c)           Any employee who, in any calendar year shall reach the anniversary date of his fifth (5th) year of continuous service with the Company, shall receive two (2) weeks' vacation with pay.  In addition thereto, each such employee shall receive another week's vacation with pay at such time as the same may be scheduled by the Company, and such third (3rd) week shall not necessarily be consecutive with any other vacation taken by or allowed to such employee.

(d)           Any employee who, during the calendar year, shall reach the anniversary date of his tenth (10th) year of continuous service with the Company shall receive two (2) weeks' vacation with pay; in addition thereto each such employee shall receive two (2) other weeks' vacation with pay at such time as the same may be scheduled by the Company, and such other two (2) weeks shall not necessarily be consecutive with any other vacation taken by or allowed to such employee.

(e)           Any employee who during the calendar year, shall reach the anniversary date of his twentieth (20th) year of continuous service with the Company, shall receive two (2) weeks' vacation with pay; in addition thereto, each such employee shall receive three (3) other weeks' vacation with pay at such time as the same may be scheduled by the Company, and such other three (3) weeks shall not necessarily be consecutive with any other vacation taken by or allowed to such employee.

Scheduling of Vacations

SECTION 2.  It is agreed that based upon seniority vacations may be scheduled by the Company, with those employees having longest seniority having their choice of dates.

(a)           The establishment of certain guidelines are necessary in order to continue furnishing our customers with the best possible service and to insure that our employees receive their appropriate vacations.

(b)           The problem of accomplishing both goals has become increasingly difficult because due to the length of service of our employee group, vacation entitlements have increased substantially in the last few years.  In addition, employees appear to prefer summer and fall vacations rather than taking some of their vacation allowance in the spring.  This results in a restricted number of weeks in which vacations can be scheduled and difficulties in scheduling work during this period of time when so many employees are away from work on vacation.  In response to this problem, the following changes in the Company's vacation scheduling policy will be implemented:

Vacation preference slips will list primary and secondary vacation weeks.
As in the past, the primary two weeks, whenever they might be requested, will be scheduled according to seniority, subject to the following limitations:  emergencies, abnormal operating conditions and the following limitations:

Pittsfield Customer Service

One (1) Serviceman per week in December, two (2) Servicemen per week in January, February, March, September, October and November; three (3) Servicemen per week April through August.

North Adams Customer Service

One (1) Serviceman per week January through March and October through December; two (2) Servicemen per week April through September.

Greenfield Customer Service

Two (2) Servicemen per week March through September; one (1) Serviceman per week October through February.

Meter Shop

Two (2) regular Meter Shop employees per week.

Pittsfield Distribution (Including Present Production)

Two (2) men per week in March and November and three (3) men per week April through October.

North Adams Distribution

One (1) man per week April through November.

CIC Department

No more than three (3) employees in the Department may be on vacation in any week at the same  time.

Meter Reading

No more than one  (1) meter reader may be on vacation in any week at the same  time.

Exceptions to any of the above limitations may be approved on an individual basis by management as workload permits.

Secondary vacation weeks, subject to the above limitations will be scheduled as in the past, except that if so many weeks of vacation are requested by employees in the summer and fall months that work scheduling or other operational difficulties occur, the Company will request that employees in order of their seniority reschedule some of their secondary vacation entitlement to the spring or fall.  In the event that a sufficient number of employees do not voluntarily reschedule their vacations so as to eliminate the work scheduling or operational difficulties the Company reserves all of its rights under the Agreement with respect to vacation scheduling.

Rate of Vacation Pay

SECTION 3.  Employees' vacation pay shall be figured at their regular hourly rate for their regular work week and will include shift premium when an employee works a second or third shift during the period immediately preceding the employee's vacation assignment date.

Vacation Pay - Terminating Employee

SECTION 4.  An employee who terminates for reasons other than retirement shall be entitled to vacation pay due that year on a prorata basis.  If the employee has received vacation pay prior to terminating, an adjustment in final earnings due will be made and any balance due the Company will be the obligation of the employee.

ARTICLE VI

Sick Pay

SECTION 1.  All employees of the Company for at least six (6) months and covered by this Agreement shall be entitled to the following sick benefits:

(a)           Those employed for at least six (6) months, but less than twelve (12) months, shall receive full pay for the first sixty (60) hours in any one (1) calendar year, not necessarily consecutive, during which he or she is absent from work on account of sickness.  For the next one hundred forty (140) hours in the same calendar year, not necessarily consecutive, they will receive one-half pay for the time lost on account of sickness.

(b)           Those employed for at least twelve (12) months, but less than five (5) years, shall receive full pay for the first one hundred twenty (120) hours in any one (1) calendar year, not necessarily consecutive during which he or she is absent from work on account of sickness.  For the next two hundred eighty (280) hours in the same calendar year, not necessarily consecutive, they will receive one-half pay for time lost on account of sickness.

(c)           Those employed at least five (5) years but less than ten (10) years shall receive full pay for the first two hundred (200) hours in any calendar year, not necessarily consecutive, during which he or she is absent from work on account of sickness.  For the next two hundred (200) hours in the same calendar year, not necessarily consecutive, they will receive one-half pay for time lost on account of sickness.

(d)           Those employed ten (10) years shall receive full pay for four hundred (400) hours and those employed more than ten (10) years shall receive full pay for four hundred (400) hours plus forty (40) hours for each year of employment beyond ten (10) years up to a maximum of one thousand (1,000) hours in any one (1) calendar year, not necessarily consecutive, during which he or she is absent from work on account of sickness.

The Company shall have the right to satisfy itself of the fact of sickness requiring absence by the certificate of a recognized physician, examination or otherwise.

An Attendance Improvement Program is provided in Appendix D

Partial Pay for Injuries in Course of Employment

SECTION 2.  In the event of time lost due to injury from accident in the course of employment, the injured employee shall receive the difference between workmen's compensation and his regular pay for fourteen hundred (1,400) hours, not necessarily consecutive.  The Company reserves the same right of examination as in the case of sickness.

Exclusions

SECTION 3.  Any employee whose sickness is due directly or indirectly to intoxication, or to the use of intoxicants as a beverage, or to drugs or narcotics, excluding medication prescribed by a doctor, or any immoral conduct, or to injuries as a result of willful misconduct or to injuries suffered by an employee while in the employ of another employer or while working at another paying job, shall not be entitled to any sick benefits. Notwithstanding any of the foregoing, the Company in the exercise of its sole discretion may authorize the payment of sick benefits to any employee who is actively participating in a recognized alcohol or drug rehabilitation program.

Maternity Leave

SECTION 4.  Maternity leave of up to eight (8) weeks duration shall be approved upon written request to the Company.  Such written request shall specify expected date of leave.  Regular sick pay will be available to employee for such leave, according to terms of Section 1 above.  Following the first eight (8) weeks of maternity leave, the Company will make available part-time assignments (four (4) hours per day) to the employee for an additional eight (8) consecutive weeks.  The scheduling and duration of the assignments shall be based on Company needs.  The Company will be flexible and make reasonable accommodation for the employee's schedule.

Long Term Disability

SECTION 5.  Employees hired after March 5, 2010 will be provided with benefits under the same long term disability plan which is in effect for the Company’s non-union employees  as that plan may change from time to time for the Company’s non-union employees.

ARTICLE VII

Promotions and Layoffs

SECTION 1.  (a)  All openings for jobs within the classifications covered by this Agreement shall be posted in all the Districts simultaneously, as soon as reasonably practical, but in any event within fourteen (14) calendar days of such job openings occurring, and shall remain posted for three (3) consecutive work days, with the exception of Saturdays, Sundays and holidays, which shall be excluded in determining the period of posting, but shall not be held to break the continuity thereof.  All bids for job openings shall be in writing, and shall be submitted during said three (3) day posting period.  Such a bid may be submitted by his Shop Steward in behalf of an employee, who is absent because of illness or injury or because he is on vacation, provided that the Shop Steward shall have been requested to do so by such employee.  No such absent employee shall be eligible for such job opening unless he shall return to work within thirty (30) calendar days after he has been notified that he is the successful bidder, unless the Company and Union shall mutually agree to waive this requirement.

(b)  In filling such job openings, seniority as defined in Section 4 of this Article shall be the determining factor, subject to minimum qualifications and fitness as determined by the Company, on a non-discriminatory basis.  If the Union claims that the Company has determined minimum qualifications and fitness in an unjust, unreasonable or discriminatory manner, such claim shall be subject to the grievance and arbitration procedure provided in ARTICLE VIII herein.  The Company agrees to fill all job openings so posted, as soon as reasonably practical after the three (3) day posting period, but in any event within fourteen (14) calendar days thereafter.  The Company agrees to pay the successful bidder the rate of pay of the posted job as of the date of the award of the job whether or not the successful bidder has been transferred to the posted job as of that time.  If there shall be no bidders or no successful bidders for such a job so posted, then the Company may fill the job from any source.  The successful applicant may be returned to his former job by the Company for a valid reason upon the completion of a fourteen (14) calendar day period on the job or the successful applicant may be returned to his former job for a valid reason at his own request at any time during the above-mentioned fourteen (14) calendar day period.  In the event that the successful applicant shall be so returned, the job opening may be filled by the Company from among the other qualified applicants according to their seniority without the necessity of reposting.  If the Company shall fail to fill the job within ninety (90) calendar days from the first day posting, it shall not thereafter be filled until it has again been posted in accordance with the above provisions.

(c)  In cases of demotion, layoff for lack of work, reduction in the work force or the elimination of a job, seniority will be given first consideration.  In the case of an employee so laid off, demoted, or affected by a reduction in the work force, or the elimination of a job, said employee shall have the right to replace another employee within the Company who has less seniority than said employee, provided that said employee shall have minimum qualifications and fitness to fill the job as determined by the Company on a nondiscriminatory basis.  If the Union claims that the Company has determined minimum qualifications and fitness in an unjust, unreasonable or discriminatory manner, such claim shall be subject to the grievance and arbitration procedure provided in ARTICLE VIII herein.

Any employee so laid off, demoted or affected by a reduction in the work force, or the elimination of a job, shall have the right to exercise his seniority to bump laterally or downward subject to the above-mentioned requirement of minimum qualifications and fitness.  Any such employee shall not have the right to exercise his seniority to replace an employee in the Company who occupies a higher rated job unless said employee has previously held such higher rated job and has the above-mentioned minimum qualifications and fitness to return to that job.  The Company shall give at least fourteen (14) calendar days notice to the Union of any such intended demotion, layoff for lack of work, reduction in the work force or elimination of a job.

(d)  Such laid off employees shall be recalled to openings in jobs in the Company for which they have minimum qualifications and fitness as determined by the Company on a nondiscriminatory basis in reverse order from that in which they were laid off.  If the Union claims that the Company has determined minimum qualifications and fitness in an unjust, unreasonable or discriminatory manner, such claim shall be subject to the grievance and arbitration procedure provided in Article VIII herein.  The Company shall notify such employee or employees by certified mail sent to his last known address that such work is available and if the employee shall fail to accept such re-employment or fail to apply therefore within one (1) week of the receipt of such notice then he shall lose all his seniority rights previously established and continuity of employment shall be forfeited.  In the event that said notice of recall is returned to the Company or cannot be delivered for any reason, the Company shall notify the Union of the recall opportunity and the employee to be recalled shall have one (1) week from the date of such notification to the Union to accept such re-employment or apply for it.  In the event that such employee does not do so he shall lose all his seniority rights previously established and his continuity of employment shall be forfeited.  It shall be the duty of the employee to keep the Company advised in writing of his current address.  An employee accepting re-employment, shall report for work within fourteen (14) calendar days of such acceptance.  The duration of a laid off employee’s recall rights shall be equal to the employee’s time of service with the Company as of the date of the layoff with a minimum of one (1) year and a maximum of three (3) years.

(e)  If employees of the Company are so laid off they shall be given preference for re-employment before the Company hires new employees for positions in which such laid off employees have minimum qualifications and fitness as determined by the Company on a nondiscriminatory basis.  If the Union claims that the Company has determined minimum qualifications and fitness in an unjust, unreasonable or discriminatory manner, such claim shall be subject to the grievance and arbitration procedure provided in ARTICLE VIII herein.

(f)  In the event a job in the Clerical Force is eliminated the employee affected thereby shall have the right to replace another employee of less seniority in the Company in a job which he shall be capable of performing and he shall be given the opportunity to demonstrate his capabilities during a period not to exceed twenty (20) work days, however, should the Company determine within the aforesaid twenty (20) days that the employee does not have the capacity to perform the job, he shall be removed therefrom.  In the event the creation of a new job in the Clerical Force, within the classifications covered by this Agreement, is contemplated, the Company will so inform its employees.  Any employee who intends to bid for such job when posted, shall so notify the Company, and from such employees, the Company will select that one, if any, who because of seniority and prior training, would appear to it to have the potential capability of filling such job opening, and will provide such training for such employee as is reasonably necessary for him to acquire the necessary additional qualifications.  At the end of such training period, or, if nobody applies for such training or is potentially qualified therefor, at the time the job is created, the Company shall post the job as hereinabove provided.

(g)  For purposes of layoff, the elected officers of the Union consisting of the Unit Chair, recording secretary, and also the Chief Unit Griever, shall be deemed to have top seniority within the Company, to the extent the law allows.

Temporary Employees

SECTION 2.  A temporary employee is one who is hired by the Company for a specific project or for a period of time which is anticipated or known in advance to be limited and with no intention by the Company that the employee become a regular employee.  In no event should a temporary employee’s term of employment exceed a period of four (4) months.

The Company may exceed the limitations on its use of temporary employees which are set forth in this paragraph in order to cover for the long term absence of a regular employee.  However, the Company will not employ temporary employees in numbers which exceed ten percent (10%) of the total complement of full time, regular employees in the bargaining unit.

The designation “temporary employee” refers to a person who is on the Company’s payroll and it does not include an employee who is employed by a contract agency whose services are contracted for by the Company with the agency.

Termination or Interruption of Service
as Affecting Seniority

SECTION 3.  Employees voluntarily leaving, or discharged from service of the Company, forfeit all claim to seniority previously established.  Seniority shall continue to accrue under the following conditions:

(a)  A leave of absence in writing granted by an officer of the Company.
(b)  Illness attested by a physician's certificate.

(c)  Service in the military forces of the United States of America or the Commonwealth of Massachusetts (National Guard called in case of emergency).

(d)  Absence due to lay-off not to exceed twelve (12) months.

Seniority

SECTION 4.  The term "seniority" where used in this Agreement shall mean Company seniority.  Company seniority shall be defined as the length of service of an employee with the Company, starting with the first day of his last period of his continuous employment by the Company.

Application of Article

SECTION 5.  The provisions of this Article shall not apply to foremen or other supervisors, nor shall these provisions apply to the selection or hiring of foremen or supervisors to be appointed by the Company hereafter. An employee promoted to a foreman, supervisor, or other job outside of the Bargaining Unit, shall retain and accumulate seniority for a twelve (12) month period and if he should revert to the Bargaining Unit after said twelve (12) months, he does so without any seniority rights relating to layoff and bidding for promotion, but such rights shall be retained for all other purposes under this contract.

Seniority List

SECTION 6.  The Company will furnish the Union annually on the anniversary date of the contract and each  three (3) months thereafter a seniority list and a copy will be posted on a Company bulletin board.

ARTICLE VIII

Grievance Procedure Between Company and Union

SECTION 1.  Each department of the Company covered by this Agreement shall have a Unit Griever, selected by the Union.

In all cases of disagreement concerning the interpretation and application of the terms of this Agreement, an earnest effort shall be made to settle such differences immediately in the following manner:

First:  A discussion of the grievance between the aggrieved employee, with his Unit Griever, and the Supervisor or Manager of the department.

Second:  A meeting between the aggrieved employee, the Unit Griever, a member of the Grievance Committee and the Manager of the department.  At this stage, the grievance shall be presented in writing on a form mutually agreed to between the Company and the Union.

Third:  A  meeting between the Grievance Committee and the President of the Company, or his duly authorized representative.  This step is optional with the Local Union.

Fourth:  A meeting between the Grievance Committee and the President of the Company, or his duly authorized representative, or both of them, and a representative or representatives of United Steelworkers of America, AFL-CIO-CLC.  In discipline cases, the grievant may be present at the third and fourth steps of the grievance procedure, at the request of either the Company or the Union.  The Company's answer to the grievance at this step shall be in writing.

Arbitration

SECTION 2.  In the event that no satisfactory adjustment of any grievance can be attained under the procedures set forth in Section 1, the Union may within thirty (30) calendar days of its receipt of the Company's answer at the last step of the grievance procedure, but not thereafter, refer the matter to a Board of Arbitration, composed of three (3) members, one to be chosen by the Company, one by the Union, and the third member of the Board shall be selected by the Company and Union designees by mutual agreement.  If the Company and Union designees cannot agree upon the selection of the third member of the Board of Arbitration such third member shall be selected from lists of arbitrators in accordance with the rules of the American Arbitration Association.  The award of the Board of Arbitration shall be final and binding on the Company and the Union, and shall be retroactive to the date of the dispute.  The Company and the Union shall each bear the expense of its own arbitrator and shall share equally in the expense of the third member.  Nothing herein contained shall be deemed to give any arbitrator or Board of Arbitration the right or authority to alter, amend or change any of the terms of this Agreement. If arbitration is not requested within thirty (30) calendar days of the Union's receipt of the Company's answer at the last step of the grievance procedure, the grievance shall be deemed waived.  The Union’s request for arbitration must be in writing and received by the Company within thirty (30) calendar days of the Union’s receipt of the Company’s answer at the last step of the grievance procedure.

Conditions Precedent to Litigation

SECTION 3.  In further consideration of the mutual promises contained herein, the parties hereto expressly agree that neither party shall bring, or cause to be brought, any court or other legal or administrative action against the other until the dispute, claim, grievance or complaint shall have been brought to the attention of the party against whom it shall be made and the said party after actual notice of same shall, within a reasonable time, fail to take steps to correct the cause or circumstances giving rise to such dispute, claim grievance or complaint.

ARTICLE IX

Company Management

SECTION 1.  Except as limited by the specific provisions of this Agreement, the Company reserves and retains for itself exclusively, all of the rights, privileges and authority to manage, operate and to direct the management and operation of its affairs, including, but not limited to, the right to employ, promote, or discharge for cause, the right to assign work, the right to direct working forces, to temporarily transfer employees and to lay off employees because of lack of work.  The Union agrees that except insofar as it is granted the right and authority hereunder, it will not hinder or interfere with the management of the Company's affairs.

SECTION 2.  The Company shall continue to have the right to publish reasonable rules and regulations which are not inconsistent with the provisions of this Agreement.

ARTICLE X

Strikes, Stoppages and Lockouts

SECTION 1. While this Agreement is in force, there shall be no lockout of the employees by the Company, and neither the Union nor its members will cause or participate, directly or indirectly in any strike or stoppage of work.

ARTICLE XI

Notice in Case of Suspension or Discharge

SECTION 1.  If an employee is given a disciplinary suspension, the Company agrees to have a member of the Grievance Committee or Unit Griever present at the time of disciplinary action.  Upon written request of such member, the Company will give written reasons for such discharge to the employee and a copy to the Union within seven (7) calendar days of such written request.  If an employee is discharged, the Company agrees to have a member of the Grievance Committee or Unit Griever present at the time when the notice of discharge is given to the employee.  The Company's notice of discharge shall be in writing and shall contain a statement of the reason for the discharge.  A copy of said notice shall be provided at that time to both the employee and to the member of the Grievance Committee or Unit Griever who is present.

Discharged Employee’s Right of Hearing

SECTION 2.  In the event that an employee is discharged by the Company, he may within three (3) work days after he has been furnished with the notice of discharge provided for in Section 1 above, request a hearing on his discharge.  The Company will grant him such a hearing at a meeting set up in accordance with the provisions of Step Second under the Grievance procedure, as set forth in ARTICLE VIII, Section 1, and any further action on such discharge shall be in conformity with the succeeding procedure set forth in said ARTICLE VIII, Section 1.  If, as a result of such a hearing, it is found that the employee was unjustly discharged, he shall be reinstated.

ARTICLE XII

Performance by Union Members

SECTION 1.  The Union agrees that its members will individually and collectively perform loyal and efficient work and service, and will use their influence and best efforts to protect the property of the Company, and the Company's interest, and will assist in promoting the sale of the Company's products, and that they will cooperate with the Company, and the employees of all departments in promoting and advancing the welfare of the Company and its service at all times.

ARTICLE XIII

Partial Pay for Jury Service

SECTION 1.  An employee who is called for jury duty and serves as juror on a regularly scheduled working day or days shall be paid by the Company for time lost from work by reason of such service the difference between the amount received by him for such service and his straight time hourly earnings, not exceeding eight (8) hours per day.  Employees on the first shift who are excused from jury service for the day or such employees who are excused from jury service before 1:00 P.M. shall be required to report to work for the balance of the first shift as a condition to receiving pay for jury service for the day in accordance with the foregoing provisions.  Employees on the second and third shifts shall be assigned to the first shift by the Company where reasonably possible for the period of their jury service.  Employees on the second and third shifts who cannot reasonably be assigned to the first shift shall, as a condition to receiving pay for jury service in accordance with the foregoing provisions, be required to report to work for the balance of their shifts upon being excused from jury service if such employee has four (4) or more hours remaining on his regular work day at the time of being excused.

As a requirement of receiving pay for jury duty, the employee must present to the Company the employer’s copy of the employee’s “certificate of Trial Juror Service” which is issued by the Commonwealth of Massachusetts.  In the event that an employee has been paid for jury service and does not produce the required certificate, the Company’s payment shall be deducted from the employee’s subsequent paycheck.

Paid Time for Deaths in Family

SECTION 2.  In case of death of the  stepparent, grandmother, grandfather, grandchild, brother, sister, mother-in-law or father-in-law of an employee, the employee shall be permitted to be absent and shall be paid for any scheduled work days lost from the date of death to the day of the funeral, inclusive, but not to exceed (3) work days and in case of death of mother, father, spouse, child  or stepchild, the employee shall be permitted to be absent for five (5) work days.  In the case of death of the brother-in-law or sister-in-law of an employee, if the employee attends the funeral which is held on a scheduled work day, the employee shall be permitted to be absent and shall be paid for the day.  Compensation for each day shall be computed at eight (8) times the employee's regular hourly rate.  Such days are to be considered as days worked for computing overtime.

If an employee who is on vacation from the Company would have been entitled to receive paid time for a death in the family pursuant to this Section had he been at work instead of on vacation, the Company will pay the employee funeral leave in accordance with this Section and the employee shall be entitled to take an equivalent number of vacation days at such time as they may be rescheduled by the Company.

Absence for Union Business

SECTION 3.  One (1) employee with a seniority rating who is elected as a delegate to the Union's International Convention will be granted a leave of absence, without pay, for the duration of the convention.  The employee is to give the Company reasonable notice of his request for such leave.  The Company will grant one (1) employee a leave of absence, without pay, who has been appointed or elected to a full-time official position with the Union for a period not to exceed one year.  Seniority will accumulate during an authorized leave of absence.

Pay for Annual Reserve Training

SECTION 4.  An employee who is required to be absent from work due to annual military training requirements (summer camp) in the National Guard or the Reserve components of the Armed Services shall be paid the difference between his military pay for such period and his regular weekly straight time wage (forty (40) hours).  The liability of the Company under this provision shall be limited to two weeks of summer camp per year, and shall not include periods of emergency call-up of the National Guard or Reserves or periods of initial basic training entered into at the commencement of National Guard or Reserve service.

Personal Days

SECTION 5.  Employees may take two (2) unpaid personal days off per contract year.  Requests for unpaid personal days must be made with reasonable advance notice to the Company and approval is subject to the operating conditions of the Company.

ARTICLE XIV

Check Off

SECTION 1.  Upon individual written authorization by an employee, the Company agrees to deduct from said employee's first pay each month, Union dues as established under the Union's constitution and Bylaws, and to transmit the sum so collected to the Treasurer of the Union at 5 Gateway Center, Pittsburgh, Pennsylvania 15222 by the tenth (10th) day of the following month.

The individual written authorization by the employee shall be delivered to the Company on cards similar to the card attached, marked Schedule "B" and made a part hereof.

The Union shall indemnify and save the Company harmless against any claims, demands, suits or other forms of liability that may arise out of or by reason of action taken or not taken by the Company for the purpose of complying with the above provisions of this Article of the Agreement or in reliance on any authorization furnished to the Company in connection therewith.

ARTICLE XV

Plant Safety Committee

SECTION 1.  There shall be a committee of up to six (6) Union members selected by the Union who will meet with the Plant Safety Committee.  These meetings shall be scheduled at least quarterly on Company time, and the Company shall pay the Union members of the Committee for time spent in these Safety Meetings between the parties.  Special safety meetings may also be held at the request of either party to discuss safety related concerns in a given geographic area of the Company.  The full Company and Union Safety Committees will not be required to attend any such special meeting which is agreed upon, however, the Chairman of the Union's safety committee shall be present.

           It is agreed that the functions of the Safety Committee of the Union are advisory only.  It is further agreed that the Union Safety and Health Committee shall not be liable for any work-connected injuries, disabilities or diseases which may be incurred by employees.

Gloves, Boots, Etc

SECTION 2.  The Company will furnish the following equipment:

Heavy gloves as needed to those employees of the Street Department whose work requires them;

Two (2) pairs of insulated safety shoes per year for Stockroom employees, Street, Service, Collecttions Department and Meter Shop employees, at one-half (1/2) cost, the other one-half (1/2) cost to be paid by the employee;

Raincoats, hats and boots to those employees of the Street Department whose work requires them, and rain gear for the Meter Readers;

Hard hats and liners, goggles and ear muffs where required to be worn by the Company;

Protective wearing equipment for employees working with welders;

Heavy rubber gloves for handling liquid ammonia for air conditioners;

Properly filtered gas masks to prevent the inhalation of ammonia fumes by employees working with it; and

Full seal safety glasses which protect employees' eyes from ammonia.

Joint Committee

SECTION 3.  On a mutually agreed upon basis, the Company (four (4) representatives) shall meet with the Union (Unit Chair and Chief Unit Griever and two (2) designees) to discuss items of mutual interest.  An agenda shall be agreed to in advance by both parties, and such Committee is not authorized to change or amend this Agreement.

ARTICLE XVI

Bulletin Board

SECTION 1.  The following Company Policy shall govern the use of Company bulletin boards:

Company bulletin boards are maintained for the purpose of posting Company notices and communications to employees and for the Union’s use in posting official notices to its members.  No employee shall be permitted to post any material or notice on any Company bulletin board or anywhere throughout the Company without the specific permission of the Company obtained in advance.  Any Company employee who violates this policy by making any unauthorized posting or who falsifies or who defaces any Company or Union posting, shall be subject to appropriate disciplinary action.

The Company will provide reasonable bulletin board space in its various departments for the posting of official Union notices to its members, such as death notices, notices of nominations and elections and notices of regular or special membership meetings.  Any other material which the Union wishes to post shall be subject to the prior approval of the Company and it shall not be of a controversial, inflammatory or political nature, as determined by the Company.  Approvals of such materials shall be made by the Company’s Manager of Human Resources, or his designated representative, within forty-eight (48) hours of the time of the Union’s request.  In the event that the Company does not grant or deny its approval within the above time limit, the Union shall be permitted to post the material after forty-eight (48) hours subject to the Company’s continuing, subsequent right to approve or to disapprove the posting.  The Company and the Union, and their representatives, shall act in good faith in regard to the approval process which has been established by this policy.

ARTICLE XVII

Pension Plan and Retiree Benefits

SECTION 1.  For employees hired prior to March 5, 2010, the Company shall maintain in effect for the duration of the collective bargaining agreement pension benefits as presently provided under the Berkshire Gas Company Pension Plan for Union Employees.  Employees hired after March 5, 2010 will not be eligible to participate in this defined benefit pension plan.

The alternative pension formula will be fifty three dollars ($53) per month per year of service and the early retirement reduction factors shall be as follows:

Age	Reduction Factors
62	100%
61	100%
60	97%
59	94%
58	91%
57	88%
56	85%
55	85%

Employees will receive either the pension benefit provided for by the five (5) year average salary formula or the alternative pension formula, whichever is greater.  All provisions of Plan which pertain to the five (5) year average salary formula shall also pertain to the alternative pension formula, except for the four percent (4%) reduction factor for years of service less than twenty-five (25) which is applicable to "Benefits Commencing on or after March 31, 1982," which is set forth in the Plan.

SECTION 2.  At least once per year the Company will meet with the Union to review benefit calculations, utilization and actuarial valuations. Union representation shall consist of four (4) persons; two (2) Local Union and two (2) International Union representatives, and Management representation shall consist of four (4) persons.

SECTION 3.  The Company shall provide employees who retire with term life insurance in an amount of seven thousand dollars ($7,000).  Employees shall be notified of this coverage by the Company at the time of their retirement.

SECTION 4.  The Company shall continue to provide group medical insurance coverage for employees who retire on a disability pension.  As a condition of such continued insurance coverage, the employee shall be required to apply for Social Security disability status and, if found qualified, to apply for Medicare.  In such cases, the Company will provide for continuation of medical benefits by means of a supplemental policy to Medicare.  Employees who qualify for a disability pension under the Plan shall have their pension calculated as of the time of the disability pension based on projected years of service to age sixty-five (65).

The Company’s disability pension plan will be amended to require that an employee must have fifteen (15) years of service in order to be qualified for disability pension benefits and the employee must be totally  and permanently disabled from  performing any available bargaining unit job at the Company.  In the event that an employee is totally and permanently disabled from performing his or her job at the Company, but the employee does not retire on a disability pension because the employee has been  transferred to another available bargaining unit job at the Company, the employee transferred to the other bargaining unit job will retain the rate of pay of the employee’s position from which the employee has become disabled, or the rate of pay of the job to which the employee has been transferred, whichever is higher, including all future negotiated general wage increases.

SECTION 5.  The Company will pay one-half (1/2) of the group hospitalization and surgical insurance premiums (excluding dental) for early retirees between ages sixty (60) and sixty-five (65).   The retiree will cease to be eligible for coverage after age 65.  Coverage for spouse/family of retiree or spouse of deceased retiree shall continue as above until he/she reaches age 65.

ARTICLE XVIII

Meter Work

SECTION 1.  All meter work is to be performed by qualified Company employees in the bargaining unit.  When the Company determines the volume of ERT battery changes which may be necessary during the term of the contract, it will meet with the Union to determine how this work will be accomplished through the use of temporary and full time employees to remove and install ERT devices.  The time restrictions on the Company’s use of temporary employees, which are set forth in Article VII, Section 2 of the contract, shall not apply for the duration of the first full ERT battery change cycle.

Restriction of Supervisors

SECTION 2.  The Company agrees that it will use its best efforts to see that no Supervisor shall, except in cases of emergency or for the purpose of education and instruction, perform any work of the type customarily performed by a member of the Bargaining Unit.

Service Progression

SECTION 3. (a)  A Helper will be reclassified as a Service 3rd Class after eighteen (18) months of continuous service in the Helper position and after having completed the OQ tasks for service and having been determined to be qualified by the employee’s immediate supervisor and  approved by the Department Manager..

(b)          In the event that an employee classified as a Helper is unable to progress to a Service 3rd Class within twelve (12) months after he becomes eligible, the employee shall be subject to layoff by the Company without bumping rights, but with the right to fill vacant positions in the bargaining unit which the employee has the qualifications and seniority to be accepted for

(c)	The procedure for progressing from Service Third to Service Second is revised as follows:
“The Service Review Board will meet at six (6) month intervals when a Service Third Class employee indicates that he is qualified to advance to the next step in the progression.  Employees who have previously held the higher classification in the progression will be eligible to advance through approved testing in three (3) months.  The Service Review Board will determine if the employee warrants an increase in pay or a classification change.  The Review Board will submit its recommendation to the Company which will either approve or disapprove it.  If the Service Review Board has met and turned down an employee three (3) consecutive times and the time duration has exceeded eighteen (18) months, the employee may request a special hearing with representatives from the Company and the Union leadership to review his rejection and his qualifications.  The Service Review Board will be present at this meeting to support its decision not to advance the individual

SECTION 4.  When a Service employee is assigned to Service work in connection with high inside and outside roof installations, an additional employee will be assigned to such work when it would be hazardous or unsafe for one (1) employee to perform the job alone.

ARTICLE XIX

Group Insurance and Health Care Cost Containment

SECTION 1.  Except as set forth herein, the Company shall maintain in effect for the duration of the collective bargaining Agreement group insurance benefits as presently provided.  Said group insurance benefits shall include employee group life insurance in an amount equal to the employee's base salary (rate of pay times 2,080 hours) rounded upward to the nearest one thousand dollar ($1,000) increment with a minimum life insurance benefit in the amount of fifteen thousand dollars ($15,000), and medical/dental benefits.

As soon as reasonably possible after the ratification of the Agreement by the Union’s membership, the Company shall implement the Tufts HMO health insurance plan for employees who live in the Commonwealth of Massachusetts.  Current or new employees who live outside of the Commonwealth of Massachusetts will be offered health care coverage either under the Tufts HMO health insurance plan or under the Tufts PPO health insurance plan whichever the employee elects.  Effective as of January 1, 2011, the annual maximum benefit amount for basic and restorative services under the dental plan shall be increased to one thousand five hundred dollars ($1,500).

SECTION 2.  The Company and Union agree to a health care cost containment committee.  Each year, after the Company has been notified of an increase in medical or dental premiums, the Company-Union Health Care Cost Containment Committee shall meet and attempt to mutually agree on plan design or other changes to reduce the cost increases to be shared by the Company and by employees. The Union committee will include a representative from the International Pension and Insurance Department, a District representative of the International Union and four (4) members of the Local Union appointed by the Local's president.  No changes in the Company's existing health care program will be made during the contract term except by mutual agreement and subject to Union ratification.  Nothing herein shall preclude the Company's right to change carriers or to self insure provided the existing level of benefits and conditions of payment are maintained.

The Committee shall meet on a quarterly basis during the contract term if requested by either party, and the entire Union committee shall be present at all meetings.

SECTION 3.  The employee contribution to the cost of group medical and dental insurance benefits shall be twenty percent (20%).

Employee contributions will be made through payroll deductions and they will be offered on a pretax basis.

SECTION 4. If a spouse works full-time (as defined by his or her employer) for a company that offers medical and/or dental coverage and the spouse’s employer shares or pays for in its entirety the cost of these coverages, the spouse may voluntarily enroll in his or her employer’s plans at the next available opportunity providing the total premium cost to the employee does not exceed the cost to the Company to include the spouse as a dependent under the Company’s plan.  The employee’s spouse may also be enrolled in the Company’s plan, if desired.  The two plans will coordinate benefits.  The Company will reimburse the employee’s spouse 100% for the spouse’s portion of the medical and dental coverage in the spouse’s employer’s plan(s).  The Union leadership, in conjunction with the Company, will educate the Union membership through the existing union management health committee,  to strive for 100% participation in this program.

SECTION 5.  The Company will offer a One Thousand dollar ($1000) annual opt-out credit for any employee waiving medical coverage based on eligibility of employee for adequate alternate coverage as verified by the Company.  Payments will be made incrementally over the course of the year at regular payroll intervals, subject to existing payroll tax laws.

SECTION 6.  Should any Federal or State law become effective during the term of this Agreement providing benefits substantially parallel to those of the group insurance benefits provided for in this Agreement and impose the cost thereof upon the Company, then and to that extent only such paralleling benefits provided for under the Company's group insurance benefit plan shall become inoperative and be canceled by the Company in order to avoid duplication of insurance costs.

ARTICLE XX

Termination of Side Agreements

SECTION 1.  All jointly signed letters or memoranda of agreement which have been signed by the parties subsequent to April 1, 1976 which are to continue in effect for the duration of this Agreement have been incorporated herein under the heading of "SIDE AGREEMENTS".  Any such jointly signed letter or memorandum of agreement which has not been specifically incorporated herein shall be deemed to have been terminated as of the effective date of this Agreement.  The foregoing provision shall not apply to written settlements of grievance which have been filed by the Union in accordance with the provisions of ARTICLE VIII herein.  All said written grievance settlements shall continue in full force and effect according to their terms unless they are terminated or modified by the parties.

ARTICLE XXI

Gender

SECTION 1.  All references to the masculine gender contained in this Agreement shall also be construed to refer to the feminine gender where applicable.

ARTICLE XXII

Conformation to Laws, Regulations and Orders

SECTION 1.  It is understood and agreed that all agreements herein are subject to all applicable laws now or hereafter in effect and to the lawful regulations, rulings and orders of regulatory commissions having jurisdiction.  If during the life of this Agreement any of said laws, regulations, rulings or orders shall conflict with any of the provisions of this Agreement, such provision or provisions shall be immediately suspended, and shall be given continued effect only to the extent permitted by law.  The suspension or invalidity of any provision of this Agreement in accordance with the foregoing shall not affect or impair any other term or provision of the Agreement and said other terms and provisions shall remain in full force and effect.

ARTICLE XXIII

Job Security, Training and Severance Pay

SECTION 1.  The Company agrees that regular employees with five (5) or more years of continuous service will not be laid off due to lack of work during the term of this Agreement.  The foregoing no layoff protection shall not apply to any employee of the Company who was hired on or after January 5, 2004.

SECTION 2.  No employee in the bargaining unit who was employed as of February 1, 2000 will be laid off due to the Company’s subcontracting of the work which the employee performs.

SECTION 3.  The foregoing employee protection which is set forth in Section 2 of this Article will expire as of the expiration date of the collective bargaining agreement and  shall not continue thereafter unless it is  specifically negotiated by the Union.

SECTION 4.  As heretofore, the Company will, where practicable, train employees to keep abreast of technological changes in the industry, e.g. plastic pipe.

SECTION 5.  Any employee laid off from the Company's employ may elect to receive one (1) week of severance pay for each full year of continuous service with the Company which the employee has as of the date of the layoff.  If the employee elects to receive severance pay, the employee's right to be recalled under Article VII of this Agreement shall be terminated as of the date of the layoff.  The employee shall make his or her election with respect to severance pay within thirty (30) calendar days of the date of the employee's layoff, and if the employee elects to receive severance pay, the Company shall make the payment on the next payday following the employee's notice to the Company of his or her election.

SECTION 6.  The following is applicable to employees who become surplus during the contract’s term, but who are not subject to layoff due to the provisions of SECTION 1 and SECTION 2 above:

(a)  Junior surplus employees shall be required to use their seniority to bump into other jobs in the bargaining unit in accordance with the collective bargaining agreement.  Employees bumping shall revert to the rate of pay of the job bumped into.

(b)  Surplus employees who have no job to bump into will be provided with work by the Company at their current rate of pay.  Work provided may be non Union, and if it is, it will be on a no precedent or prejudice basis, nor will it form the basis of any future Union claim to such work.

ARTICLE XXIV

Outside Contractors

SECTION 1.  During the term of the Agreement, the Company will continue to study its use of outside contractors in order to determine what level of work presently contracted out, if any, can be performed by Company employees as economically and in an equally efficient manner to the Company's operations.  A report will be made to the local Union at the monthly meeting provided for in Section 3 of this Article.

SECTION 2.  During the term of the Agreement, the Company will study its use of outside contractors to perform garage and vehicle service work to determine the extent to which any such work can be performed by Company employees as economically and in an equally efficient manner to the Company's operations.  A report will be made to the local Union at the monthly meeting provided for in Section 3 of this Article.

SECTION 3.  On a monthly basis during the months of March through December, the Company will meet with the President of the local Union and a Distribution employee to discuss the Company's contracting out of work and to listen to Union suggestions as to whether any of the work to be contracted out may be done as economically and in an equally as efficient manner by Company employees, and if deemed appropriate by the Company to assign the work to Bargaining Unit employees.  It is understood that Agreement does not indicate or suggest that "DigSafe mark-out" work is not bargaining unit work.

ARTICLE XXV

401(k) Plan

SECTION 1.  The Company will continue to provide employees who were hired prior to the effective date of this Agreement with a 401(k) Plan with the following matching contributions by the Company:

Employee Contribution	Company Contribution

1%	1%
2%	1.5%
3%	2.0%
4%	2.5%
5%	3.0%
6%	3.5%

Employees hired after the effective date of this Agreement will be automatically enrolled in the 401(k) Plan at a six percent (6%) contribution level unless they specifically opt out of coverage after having been enrolled according to the Plan’s auto-enrollment provisions.  Such employees  will be provided with the following matching 401(k) Plan contributions by the Company:

Employee Contribution	Company Contribution
1%	1.25%
2%	2.5%
3%	3.75%
4%	5.0%
5%	6.25%
6%	7.5%

The maximum employee contribution shall be that allowed by the 401(k) plan document.  The 401(k) plan shall include employee loan provisions as provided for in the Memorandum of Settlement signed by the parties on March 30, 1996.

ARTICLE XXVI

Flexible Spending Account

SECTION 1.   The Company will continue to provide employees with a Flexible Spending Account as authorized by Section 125 of the Internal Revenue Code.  This Plan will make available to employees pre-tax payment of medical, child care, and elderly care costs.

ARTICLE XXVII

Successors and Assigns

SECTION 1.  This Agreement shall be binding upon the parties hereto and the successors and assigns of each.

THIS AGREEMENT made and entered into by authorized representatives of the Company and the Union.

FOR THE UNITED STEELWORKERS	THE BERKSHIRE GAS COMPANY
, AFL, CIO, CLC

Leo W. Gerard	Karen L. Zink
LEO W. GERARD	KAREN L. ZINK
International President	President, Treasurer and Chief Operating Officer

Stanley Johnson	Richard E. Nasman
STANLEY JOHNSON	RICHARD E. NASMAN
International Secretary/Treasurer	Director of Operations

Thomas Conway
THOMAS CONWAY
International Vice President, Administration

Fred Redmond
FRED REDMOND
International Vice President, Human Affairs

William J. Pienta
WILLIAM J. PIENTA
Director, District 4

Stephen Finnigan
STEPHEN FINNIGAN
Sub-District Director

Michael E. Ferriter
MICHAEL E. FERRITER
Local Union President

Michael Sciola
MICHAEL SCIOLA
Local Union Committee Vice President

Matthew Cota
MATTHEW COTA
Local Union Committee Chief Unit Griever

Joseph Carbone
JOSEPH CARBONE
Local Union Committee Unit Griever

Date: 3/5/10	Date: 3/5/10

SCHEDULE "A

Job classification and regular hourly rates established pursuant to this Collective Bargaining Agreement:

REGULAR HOURLY RATES FOR EMPLOYEES HIRED BEFORE APRIL 1, 1996

Job Classification	4/1/09	4/1/10	4/1/11	4/1/12	4/1/13
	(3%)	(3%)	(3%)	(3%)	(3%)
Distribution
Working Street Leader	31.95	32.91	33.90	34.91	35.96
Working Production Leader (1)	31.95	33.91	34.93	35.97	37.05
Production Utility “A”	na	31.80	32.75	33.73	34.75
Production Utility I	na	30.80	31.72	32.67	33.65
Utility “A”	29.90	30.80	31.72	32.67	33.65
Utility I	28.35	29.21	30.08	30.98	31.91
Utility II	26.44	27.23	28.05	28.89	29.76
Utility III	24.82	25.56	26.33	27.12	27.94
Laborer	23.49	24.20	24.93	25.67	26.44

Service Department
Service A	31.95	32.91	33.90	34.91	35.96
Service 1st Class	29.90	30.80	31.72	32.67	33.65
Service 2nd Class	27.74	28.57	29.43	30.31	31.22
Service 3rd Class	25.77	26.54	27.34	28.16	29.01
Helper	23.31	24.01	24.73	25.47	26.23

Meter Shop
Field Tech Senior	29.90	30.80	31.72	32.67	33.65
Field Tech A	27.74	28.57	29.43	30.31	31.22
Field Tech B	25.77	26.54	27.34	28.16	29.01
Meter Foreman	28.36	29.21	30.08	30.99	31.91
Meter A	25.77	26.54	27.34	28.16	29.01
Meter B	24.25	24.97	25.72	26.49	27.29

CIC
Customer Representative - Step D*	22.44	23.12	23.81	24.52	25.26
Customer Representative - Step C*	21.55	22.19	22.86	23.55	24.25
Customer Representative - Step B*	21.21	21.84	22.50	23.17	23.87
Customer Representative - Step A*	20.76	21.39	22.03	22.69	23.37

Other
Stores Department	25.51	26.28	27.07	27.88	28.72
Custodian	23.01	23.70	24.41	25.14	25.90
Meter Reader	25.79	26.56	27.36	28.18	29.03
Stockroom Clerk*	23.63	24.34	25.07	25.82	26.59
Collector	25.77	26.54	27.34	28.16	29.00

* Clerical employees
(1) Effective as of the signing date of the contract, “Working Utility Leader” will be reclassified as “Working Production Leader”

Progression from Meter B to Meter A shall be through a Meter Progression Review Board established by the Company and Union with qualifications and criteria for advancement to be developed in accordance with the same procedure as outlined in the Service and Distribution Departments.

Promotion from Labor II to Working Street Leader and Working Utility Leader shall be in accordance with criteria mutually agreed upon by the parties in the Operator Qualifications (“OQ”) Program, dated July 29, 2002 (revised May 3, 2004)

Note: Effective April 1, 1996, the Company made a special adjustment in the amount of 5¢ per hour to the wage rates of all classifications in the bargaining unit prior to the implementation of any general wage increases.  This adjustment in wage rates was for the purpose of buying out the Company’s then existing contractual obligation to provide employees with meal allowances.

REGULAR HOURLY RATES FOR EMPLOYEES HIRED ON OR AFTER APRIL 1, 1996

Job Classification	4/1/09	4/1/10	4/1/11	4/1/12	4/1/13
	(3%)	(3%)	(3%)	(3%)	(3%)
Distribution
Working Street Leader	31.95	32.91	33.90	34.91	35.96
Working Production Leader (1)	31.95	33.91	34.93	35.97	37.05
Production Utility “A”	na	31.80	32.75	33.73	34.75
Production Utility I	na	30.80	31.72	32.67	33.65
Utility “A”	29.90	30.80	31.72	32.67	33.65
Utility I	22.50	23.18	23.88	24.59	25.33
Utility II	20.66	21.28	21.92	22.58	23.25
Utility III	19.19	19.76	20.35	20.96	21.60
Laborer	na	18.35	18.90	19.47	20.06

Service Department
Service A	31.95	32.91	33.90	34.91	35.96
Service 1st Class	29.90	30.80	31.72	32.67	33.65
Service 2nd Class	22.09	22.76	23.44	24.14	24.87
Service 3rd Class	20.19	20.79	21.42	22.06	22.72
Helper	17.82	18.35	18.90	19.47	20.06

Meter Shop
Field Tech Senior	29.90	30.80	31.72	32.67	33.65
Field Tech A	22.09	22.76	23.44	24.14	24.87
Field Tech B	20.19	20.79	21.42	22.06	22.72
Meter Foreman	28.36	29.21	30.08	30.99	31.91
Meter A	20.66	21.28	21.92	22.58	23.26
Meter B	17.82	18.35	18.90	19.47	20.06

CIC
Customer Representative - Step D*	22.44	23.12	23.81	24.52	25.26
Customer Representative - Step C*	16.52	17.02	17.53	18.05	18.59
Customer Representative - Step B*	16.18	16.67	17.17	17.68	18.21
Customer Representative – Step A*	15.76	16.23	16.72	17.22	17.74
Customer Service Clerk*	15.22	15.68	16.15	16.64	17.13

Other
Stores Department	21.84	22.49	23.17	23.86	24.58
Custodian	19.42	20.00	20.60	21.22	21.85
Meter Reader	22.11	22.78	23.46	24.16	24.89
Stockroom Clerk*	20.02	20.62	21.24	21.88	22.54

* Clerical employees

(1) Effective as of the signing date of the contract, “Working Utility Leader” will be reclassified as “Working ProductionLeader”

The parties have agreed that employees hired by the Company on or after April 1, 1996, shall not be subject to the same progression as in effect under the Agreement for employees hired prior to that date.  The following shows those classifications which may be achieved through progression and those which may only be achieved through the Company’s posting of a vacancy, as applicable to employees hired on or after April 1, 1996:

Distribution
Working Street Leader	(3 positions to be maintained - one in each Division- by Posting - must be a Utility "A")
Working Production Leader	(By Posting - 1 position to be maintained - must be a Production Utility A)
Production Utility A	(By Posting - 2 positions to be maintained - must be a Production Utility I)
Production Utility I	(By Posting - 1 position to be maintained - must be Utility I or Utility A)
Utility “A”	(36 month progression & OQ)
Utility I	(12 month progression and OQ)
Utility II	(12 month progression and OQ)
Utility III	(18 month progression and OQ)
Laborer

Service Department
Service A	(3 positions to be maintained - one in each Division- by Posting - must be a Service 1st Class w/Fitters License)
Service 1st Class	(Journeymans Gas Fitters License and 12 months as Service Second Class or without license 5 years as Service Second Class)
Service 2nd Class	(12 month & rev board and OQ)
Service 3rd Class	(18 month & OQ and mgmt Approval)
Helper

Meter Shop
Meter Tech Senior	(12 month & review board)
Field Tech A	(12 month & review board)
Field Tech B
Meter Foreman	(one position to be maintained) by review board
Meter A	(24 month & review board)
Meter B

CIC
Customer Representative – Step D	(12 month progression & review board)
Customer Representative – Step C	(6 month progression & review board)
Customer Representative – Step B	(6 month progression & review board)
Customer Representative – Step A
Customer Service Clerk
Collector

Other
Stores Department
Custodian
Meter Reader
Stockroom Clerk

SCHEDULE "B

CHECK OFF AUTHORIZATION
UNITED STEELWORKERS
AFL-CIO-CLC

Pursuant to this authorization and assignment, please deduct from my pay each month, while I am in employment within the collective bargaining unit in the Company, and irrespective of my membership status in the Union, monthly dues, assessments and (if owing by me) an initiation fee each as designated by the International Treasurer of the Union.

The aforesaid payment shall be remitted promptly by you to  Frank S. McKee, or his successor, International Treasurer of the United Steelworkers, or its successor, Five Gateway Center, Pittsburgh, Pennsylvania, 15222.

This assignment and authorization shall be effective and cannot be cancelled for a period of one (1) year from the date appearing above or until the termination date of the current collective bargaining agreement between the Company and the Union, whichever occurs sooner.

I hereby voluntarily authorize you to continue the above authorization and assignment in effect after the expiration of the shorter of the periods above specified, for further successive periods of one (1) year from such date.  I agree that this authorization and assignment shall become effective and cannot be canceled by me during any of such years, but that I may cancel and revoke by giving to the appropriate management representative of the plant in which I am then employed, an individual written notice signed by me and which shall be postmarked or received by the Company within fifteen days following the expiration of any such year or within the fifteen days following the termination date of any collective bargaining agreement between the Company and the Union covering my employment if such date shall occur within one of such annual periods.  Such notice of revocation shall become effective respecting the dues for the month following the month in which such written notice is given; a copy of any such notice will be given by me to the Financial Secretary of the Local Union.

Local Union No. 12325-1
United Steelworkers	Signature

________________________	Check No.
Witness	Ledger No.

SIDE AGREEMENTS

The following side agreements except where specifically designated to expire at an earlier date, are to remain in effect for the duration of the current collective bargaining agreement and are hereby incorporated into the collective bargaining agreement.

A.           Use of Personal Vehicles on Company Business

For those employees who drive their personal cars,  on Company business, for all miles driven that day the mileage reimbursement rate shall be at the rate established by the Internal Revenue Service (IRS).  Changes in the rate will not be retroactive, but will take effect at the time when a change in the rate is announced by the IRS.

B.	Uniforms

The Company shall provide and pay the full cost of uniforms for employees in the following classifications:  Service A, Service First Class, Service Second Class, Service Third Class, Helper, Meter Foreman, Meter A, Meter B, Field Tech Senior, Field Tech A, Field Tech B Utility A, Utility I, Utility II, Utility III, Meter Reader, Working Street Leader, Working Prodcution Leader, Production Utility A, Production Utility I, Laborer, Stockman, Collector, and Custodian. Uniforms provided by the Company shall be worn by employees during their working hours.

C.	On-Call Serviceman Covering Saturday Night

If a call is received before 7:30 A.M. on a Sunday morning, and the on-call serviceman has to work beyond 7:30 A.M. Sunday morning to finish the call, he will be paid the minimum set forth in Article III, Section 6(b) of this Agreement or double time for all hours worked, whichever is the greater.

D.	Reimbursement of Expenses

The Company will reimburse any employee for out-of-pocket expenses for parking meters, phone calls and postage which are incurred by said employee due to Company business.

E.	Call-In Pay

If on Monday through Saturday or on a holiday an employee is called in two (2) hours, or in excess of two (2) hours, before his regularly scheduled hours of work and work is continuous with his regularly scheduled hours of work, he shall be paid a minimum of four (4) hours pay at time and one-half rate for the call-in.  This does not apply to an employee being called in prior to the second or third shifts where the work is continuous with that shift.  On Sunday he will be paid a minimum of four (4) hours pay at time and one-half or double time for all hours worked, whichever is greater.

F.	Summer Help Assignments

The work assignments of summer help hired by the Company in the Service Department shall be limited to the painting of meters and meter sets unless the Company and the Union mutually agree otherwise in advance of the assignment.

G.           Notification to New Employees of Shift Assignments

New employees will be told by the Company that they shall be subject to involuntary assignment to shifts other than the day shift and that they shall be subject to that assignment until a new employee has been hired, is trained and is qualified to take the employee’s place on the shift.

H.	When LNG is received at the LNG Plant, a qualified Distribution Department employee will be present at the unloading.

I.           A two (2) employee Fitting Team will be utilized for all meter work AL800 and above.

J.           Facilitation/Partnership Program

During the term of the Agreement, the parties will explore the use of federal facilitation/partnership programs to help the parties deal with business issues facing them. The choice of any program is to be by the mutual agreement of the parties and any actions to be taken pursuant to any such “partnership” program shall also be by the mutual agreement of both parties.  The apportionment of the cost of any program shall be determined by the parties mutual agreement.

Appendix A

Combining Production & Distribution Employees
Into One Department

The merging of the Production and Distribution employees into one group of classifications will be accomplished through the joint efforts of a Company/Union Review Board.  The Review Board will consist of two (2) Supervisors and two (2) Working Leaders.  As soon as an employee is hired (Utility III) the Review Board will follow his progression and approve his progression from Utility II to Utility I via a job-related test.

Because the two departments are so diverse in their work responsibilities it is difficult to determine the exact criteria for advancement and therefore the Review Board is responsible for assuring that the employee requesting the promotion has met the necessary requirements for advancement.  In the event that the Committee deadlocks on criteria or decision on the recommendation of promotion the final decision will be made by the Company subject to the Union right to grieve and arbitrate.

The attached sheet shows a general summary of the job duties for these three classifications.  The exact duties and criteria for advancement will be determined by the Review Board and therefore this is a suggested guideline.

As soon as the concept is approved the Review Board will consider all requests for promotion to Utility I.  Some employees are presently specialized in one area of responsibilities and it is anticipated that some of them may continue in the specialized area.  Employees will have to demonstrate their aptitude, ability and attitude to the Review Board for consideration of promotion.  It is anticipated that employees can request a change from Utility II to Utility I three (3) times a year (at four (4) month intervals).  Utility III employees will be promoted to Utility II when the Review Board determines that they have met the qualifications for promotion.  In making this determination, the Review Board will give consideration to prior experience as a Laborer or as a Utility III.  Utility II employees will be eligible for review by the Review Board for promotion to Utility I after one (1) year as a Utility II.  When an employee has been classified as a Utility III for one (1) year and a Utility II for six (6) months, his progress shall be evaluated by the Review Board which shall make recommendations as to the areas in which training should be provided to the employee to assist him in progressing to Utility I.

All employees working for the department will be assigned a "primarily assigned to" designation by the Review Committee.  Any future vacancies in the new department will be posted at the bottom step.

General Summary Of Job Duties For  Utility III, Utility II, Utility I
Utility III -

Distribution Plant repairs
Operation of Department vehicles
Operation of Department equipment
(a)	Mueller tapping, stopping, bypassing
(b)	Compressors - Tooling
(c)	Pressure recorders
(d)	Etc.
Appearance
Workmanship
Mechanical potential
Electrical potential
Operation of Production - Peak shaving
Combustible gas indicator operation
Underground plant locating
Principles of regulation
Product transfers (Propane)
Safety
Principles of corrosion control
Environmental awareness

Utility II -

District regulation and maintenance of equipment
Maintenance of production equipment
(a)	Compressors
(b)	Vaporizers
(c)	Mixing Unit
Intermediate corrosion testing
Operation of telemetering

Utility I  - (Advanced Utility)

Tractor - Backhoe license & operation
Diagnose Production equipment problems
Diagnose Distribution system problems
Advanced corrosion testing
Department record keeping
Operation of flame ionization unit
Pinpointing leakage
Leadership
Environmental awareness

*	Distribution Dept. refers to combination of Production and Distribution Dept. employees.

Appendix B

- SERVICE A -

In order to be considered for the Service A classification, an applicant must have been classified as a Service First Class for at least one (1) year.

The Company and Union will establish a Review Board consisting of two (2) members from the Company and two (2) members from the Union.  The general duties of the Service A classification and the qualifications and criteria for advancement to that position from Service First Class will be established by the Review Board.  The Review Board will approve promotion of all applicants for promotion to Service A.

In the event that the Review Board deadlocks on the duties, criteria, qualifications, testing or the decision for promotion, the final decision will be made by the Company subject to the Union's right to grieve and arbitrate.

The attached sheet shows a general summary of the job duties for these new classifications.  The exact duties and criteria for advancement will be determined by the Review Board and therefore this is a suggested guideline.

Any employee who has been promoted to Service A shall have the right, within the first ninety (90) days after his promotion, to revert back to the classification of Service First Class if he so desires.

Listed below is some of the criteria which will be used to determine if a Service First Class can be promoted to Service A:

1.	Good knowledge of the Mass. Fuel Gas Code

(a)	The employee will be asked to answer questions regarding his general knowledge of the Code.

(b)	The employee will be asked several "detailed" questions regarding the Code with an open book available.

(c)	The employee should show a continuing interest that he is keeping abreast of the Code.

2.	Good ability handling and solving difficult service problems.

(a)	The employee will be required to answer questions regarding his knowledge and experience in the areas of electricity, controls, air conditioning, and high input burners.

(b)
The employee will be required to have a hands-on test (field and/or in shop) regarding the diagnosing and solving of planned service problems.  The types of planned service problems might include some or all of the following:  defective gas valves, low pressure in air conditioning unit, undersized gas regulator, conversion burner improperly installed, industrial process equipment malfunctioning, propane installation incorrectly installed, electric igniter or appliance not properly grounded.

Other examples may be used in order to determine the ability, experience and knowledge of the Service First Class.

(c)	The employee should indicate an interest and desire to keep himself abreast of new technology and equipment.

3.	Handling customer relations problems.

(a)
The employee must be able to solve the more difficult customer service problems, possibly a problem that was not repaired by other customer service personnel.  Therefore, he must be able to present a positive image of the Company in dealing with customers.

(b)	The employee may be required to determine the reasons for a high bill complaint and therefore, must be able to deal with irate customers.

4.	Dealing with fellow employees.

The Service A employee will on occasion be responsible for coordinating other customer service personnel on larger jobs and must therefore, be able to work with and direct as needed the work activities of his fellow employees.

5.	Additional proficiency in heating controls and handling specialized equipment.

The employee must be able to converse with factory representatives, customers and others as required in discussing service problems regarding electric controls or specialized equipment.

6.	Assisting supervisors in the training of others during normal working hours.

The employee must be capable of assisting in a training program to other service personnel on a formal basis, such as a classroom situation.

Appendix C

Customer Information Services Progression

1.	The Customer Information Services Progression consists of four (4) pay grades in the Job Classification of Customer Representative:

Customer Representative -  Step A
Customer Representative -  Step B
Customer Representative -  Step C
Customer Representative -  Step D

2.             In order to be deemed qualified to fill the position of Customer Representative, an applicant must possess good analytical and written/verbal communication skills.

3.	Progression from Customer Representative Step A to Step B, Step B to Step C, and Step C to Step D, shall each be based on the following criteria:

a.	Request for progression submitted by the employee after having completed work at the lower grade for the minimum time requirement indicated in the progression timetable of “Schedule A”; and

b.	Upon approval for progression by the Review Committee after evaluation of the employee’s oral review and written test, hands on test, call monitoring and employee evaluation.

4.
Applicants for progression, after completion of the minimum time in each step, which is set forth in paragraph 3.a. above, may submit a request for progression. .  If an employee fails an evaluation they may request re-evaluation 3 times within the next 6 months beginning with the date of failure and with a minimum of 30 days between requests for re-evaluation.

5.
Employees who previously held the classification of Customer Representative and who fill a vacancy as a Customer Representative – Step A, will be eligible to advance to Customer Representative Step B, Step C or Step D after three (3) months on the job and approval for progression by the Review Committee in accordance with the criteria set forth in paragraph 3.b. above.  Employees denied approval for progression may submit future requests at intervals indicated in paragraph 4.

6.
The Review Committee shall consist of two (2) Customer Representatives Step D and two (2) Company Supervisors.  In the event that the Review Committee deadlocks on a decision as to the progression of an individual, the final decision shall be made by the Company, subject to the Union’s right to grieve and to arbitrate.

7.
Once an employee becomes classified as a Customer Representative at any step of the progression for that classification, the employee will be required to progress to Step D and to be fully qualified to perform all of the required duties, functions and responsibilities of Step D within a three (3) year period of time from the date on which the employee first became classified as a Customer Representative at any step.  If, at the end of said three (3) year period of time, the employee has not progressed successfully to Step D, or if at any time while in progression an employee has failed to progress and, as a consequence, it becomes known that the employee will not be able to progress to Step D within three (3) years, the Company will meet with the Union and with the Union’s input develop a ninety (90) day remedial training plan for the employee who it has been determined is unable to progress.  At the end of the remedial training period, the Company will determine whether the employee will be able to progress and, if the Company determines that the employee will not be able to progress, the employee may bid on any open position in the bargaining unit which the employee is qualified to fill or, if there is a Customer Service Clerk who is qualified and desirous of entering into the customer representative progression, to substitute for that employee in the Customer Service Clerk position.  If there are no open positions in the bargaining unit which the employee is qualified to fill, or the employee is unable to substitute into the Customer Service Clerk position, the employee shall be laid off with recall rights in accordance with Article VII, Sections 1(d) and (e) of the Agreement.  The provisions of this paragraph will not be applicable to any employee who was a regular employee in the CIC progression as of April 1, 2009.  Any employee who is removed from the CIC progression in accordance with this provision shall not have the right at any time in the future to be re-employed by the Company in the CIC progression and no employee in the CIC progression shall receive more than one (1) ninety (90) day remedial training period, unless mutually agreed to by the parties.

8.	The use of tapes or monitoring can be used for disciplinary purposes with the Unions right to grieve and arbitrate.

Appendix D

Attendance Improvement Program

The efficient operation of the Company requires that employees consistently maintain satisfactory attendance and punctuality.

For the purposes of this program, absences are evaluated on the number of days absent from work and any patterns noted.

All days taken out of work, including excused (with doctor’s note) and unexcused absences, are used in determining total days out of work.  However, excluded from this total are days on FMLA  or SNLA approved leave of absence, FMLA approved intermittent leave of absence, jury duty, union business, bereavement, vacation and holidays.

In determining “excessive” absenteeism, all days absent from work are added together.  If the total number of days for that employee in any three (3) month period equals five (5) days or more in the period for that employee, that is considered excessive absenteeism under these guidelines.

Under this program, when an employee’s record indicates excessive absenteeism in accordance with the guidelines above, the goal of the Company is to restore that employee’s attendance to a satisfactory level.  The Company will implement a plan of progressive discipline, as outlined below, to ensure the successful attainment of this goal.

Consultation/Verbal Warning
If an employee’s attendance record is considered excessive as defined above, Human Resources will meet with the employee to discuss the employee’s attendance record, the importance of maintaining an acceptable attendance record and ways to improve the employee’s attendance.  The employee will also be given a verbal warning, and the warning will be documented, that formal written discipline will follow unless that employee’s attendance shows an immediate, substantial and sustained improvement.  Special consideration may be given in response to a doctor’s note confirming that a recurring condition exists.

Written Warning
After a verbal warning, if an employee’s attendance record continues to be unsatisfactory following or within a three (3) month period of time, and the employee’s absence record equals or exceeds three (3) days, he or she will be given a written warning.  The employee will be warned that further disciplinary action up to and including termination of employment will follow unless attendance shows immediate, substantial and sustained improvement.

Suspension (1) Day
After the written warning, if the employee’s attendance record continues to be unsatisfactory following or within a three (3) month period of time, and the employee’s absence record equals or exceeds three (3) days, he or she will be given a one (1) day unpaid suspension.  The employee will be warned that further disciplinary action up to and including termination of employment will follow unless attendance shows immediate, substantial and sustained improvement.

Suspension (3) Day
 After the one (1) day suspension, if the employee's attendance record continues to be unsatisfactory following or within a three (3) month period of time, and the employee’s absence record equals or exceeds three (3) days, he or she will be given a three (3) day unpaid suspension.  The employee will be warned that discharge will follow in the absence of immediate, substantial and sustained improvement.

Termination of Employment
After the three (3) day unpaid disciplinary suspension, a monthly review will take place. If the employee's attendance record equals or exceedsone (1) day absent based on the standards described above, such employee will be suspended without pay pending a decision to terminate employment.  The decision to terminate an employee's employment will be made as soon as administratively feasible follow such suspension.

Issuance and Removal of
Attendance Warning Notices

Verbal warnings, written warnings, and suspensions will become inactive after one (1)  year from the date of the most recent disciplinary action.

EAP
As appropriate the employee will be reminded of the availability of EAP if warranted.

Company/Union Review
The Company and Union agree to meet semi-annually to review absenteeism and the Attendance Improvement Program.

Exhibit A

Letter of Understanding

March 5, 2010

Mr. Michael Ferriter, President	and	Mr. Stephen Finnigan
Local No. 12325		Sub-District Director
United Steelworkers		District 4, United Steelworkers,
AFL-CIO-CLC		AFL-CIO-CLC

Dear Messrs. Ferriter and Finnigan:

Notwithstanding the provisions of Article XIII, Section 3 of the Agreement, if during the contract term an employee of the Company accepts a casual position with the International Union, the Company will provide the employee with a leave of absence, without pay, for a period not to exceed three (3) years.  This commitment shall be limited to one employee and the leave of absence shall be terminated if the employee’s position with the Union is made permanent.

Very truly yours,

Richard E. Nasman
Richard E. Nasman
Director of Operations

Concurrence of:	Concurrence of:

Stephen Finnigan	Michael E. Ferriter
United Steelworkers	United Steelworkers
Sub-District Director	Local No. 12325
Date: 3/5/10	Date: 3/5/10

Exhibit B

Letter of Understanding

March 5, 2010

Mr. Michael Ferriter, President	and	Mr. Stephen Finnigan,
Local No. 12325		Sub-District Director
United Steelworkers		District 4, United Steelworkers
AFL-CIO-CLC		, AFL-CIO-CLC

Dear Messrs. Ferriter and Finnigan:

This will serve to confirm the statement which was made by the Company to the Union during the collective bargaining negotiations for the current Agreement.  As of that time, the Company indicated that it was its intention to implement the following new work schedules during the contract term:

Service Department

Division	Work Schedule	Shift Hours	Number of Employees

Pittsfield
	Mon-Fri *
		Noon-8:30 p.m.	(2)
		1:00 pm-9:30 p.m.	(2)

	Tue-Sat *	7:30 am-4:00 p.m.	(2)
		Noon-8:30 p.m.	(1)
		1:00 pm-9:30 p.m.	(1)

	* September through April

Greenfield

	Mon-Fri *	Noon-8:30 p.m.	(1)
		1:00 pm-9:30 p.m.	(1)

	Tue-Sat *	7:30 am-4:00 p.m.	(1)
		1:00 p.m. - 9:30 p.m.	(1)

	* September through April

Division	Work Schedule	Shift Hours	Number of Employees

North Adams
	Mon-Fri *	Noon-8:30 p.m.	(1)
		1:00 p.m.- 9:30 p.m.	(1)

	Tue-Sat *	7:30 am-4:00 p.m.	(1)
		1:00 pm-9:30 p.m.	(1)

	* September through April

Customer Information Center

Work Schedule	Shift Hours	Number of Employees

Mon-Fri *	Noon-8:30 p.m.	(1)
	1:00 p.m.- 9:30 p.m.	(1)

Tue-Fri*	1:00 pm-9:30 p.m.	(2)
Sat	7:30 am-4:30 p.m.

* September through April

These schedules may be changed in accordance with the procedures set forth in Article IV of the Agreement, except that the Company will not during the contract’s term increase the number of Tuesday through Saturday shifts listed above or establish a Sunday Shift without the mutual agreement of the Union.

Very truly yours,

Richard E. Nasman
Richard E. Nasman
Director of Operations

Concurrence of:	Concurrence of:

Stephen Finnigan	Michael E. Ferriter
United Steelworkers	United Steelworkers
Sub-District Director	Local No. 12325

Date: 3/5/10	Date: 3/5/10

Exhibit C

Letter of Understanding
Vacation Scheduling - 30 Year Employees

March 5, 2010

Mr. Michael Ferriter, President	and	Mr. Stephen Finnigan,
Local No. 12325		Sub-District Director
United Steelworkers		United Steelworkers
AFL-CIO-CLC		AFL-CIO-CLC

Dear Messrs. Ferriter and Finnigan:

This will serve to confirm the agreement which was reached during the negotiations for the most recent collective bargaining agreement.

During the term of the current collective bargaining agreement, employees who have thirty (30) or more years of continuous service with the Company shall be entitled to schedule their first three (3) weeks of vacation in a calendar year, in the same manner as that provided for in Article V, Section 1, paragraphs (c) - (e) of the agreement for the scheduling of employee’s first two (2) weeks of vacation.

Very truly yours,

Richard E. Nasman
Richard E. Nasman
Director of Operations

Concurrence of:	Concurrence of:

Stephen Finnigan	Michael E. Ferriter
United Steelworkers	United Steelworkers
Sub-District Director	Local No. 12325

Date: 3/5/10	Date: 3/5/10

Exhibit D

Letter of Understanding

March 5, 2010

Mr. Michael Ferriter, President	and	Mr. Stephen Finnigan,
Local No. 12325		Sub-District Director
United Steelworkers		United Steelworkers
AFL-CIO-CLC		AFL-CIO-CLC

Dear Messrs. Ferriter and Finnigan:

This letter is intended to document an agreement between the Company and the United Steelworkers  Local No. 12325-1 regarding scheduled overtime for operation of the Whately LNG Plant

Historically, it has been standard practice to use the Greenfield Distribution On-Call person for operation of the Whately LNG Plant, outside of normal work hours. Under this agreement, when the Whately LNG plant is scheduled for operation (i.e determined that it is required by 3:30 pm the day prior to operation)the assignment will be made to the employee from the Greenfield Distribution department who is qualified and is the low person on the overtime list.  If the Plant is required to be operated and not scheduled by 3:30 pm the day prior, or no volunteers are available to work the scheduled assignment, the Greenfield Distribution On-Call person will be utilized.

This letter will expire on March 31, 2014  unless the parties in collective bargaining negotiations for a new contract specifically agree to extend it either in the same or an  amended form.

Very truly yours,

Richard E. Nasman
Richard E. Nasman
Director of Operations

Concurrence of:	Concurrence of:

Stephen Finnigan	Michael E. Ferriter
United Steelworkers	United Steelworkers
Sub-District Director	Local No. 12325

Date: 3/5/10	Date: 3/5/10

Exhibit E

Letter of Understanding

March 5, 2010

Mr. Michael Ferriter, President	and	Mr. Stephen Finnigan,
Local No. 12325-1		Sub-District Director
United Steelworkers		United Steelworkers
AFL-CIO-CLC		AFL-CIO-CLC

This letter is intended to document an agreement between the The Berkshire Gas Company (the “Company”) and the United Steelworkers and its Local No. 12325-1 (the “Union”) regarding various issues agreed to as part of a Settlement Agreement dated June 6, 2005.

The Company and Union have agreed on restructuring and workrule changes that involve Meter Reading and the, Meter Shop.  The following changes will become effective upon the execution of this letter.

Meter Reading will be associated with the Meter Shop with the following understanding.  By its association, it is understood that work which has been performed by Meter Readers is not considered Meter Work under Article XVIII, Section 1 of the CBA.

a)	Meter Readers will provide assistance in performing Meter Shop duties when necessary.
b)	Meter Readers and Meter Shop employees can be utilized to change and re-program ERT’s in the field.
c)	Meter Shop employees will be trained and utilized to assist with Meter Reading.

A Meter Shop Review Board, similar in format and content as to that contained in Appendix B of the CBA, will develop general duties and advancement criteria.

Very truly yours,

Richard E. Nasman
Richard E. Nasman
Director of Operations

Concurrence of:	Concurrence of:

Stephen Finnigan	Michael E. Ferriter
United Steelworkers	United Steelworkers
Sub-District Director	Local No. 12325

Date: 3/5/10	Date: 3/5/10